EXHIBIT 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

by and among

STORIA AGENCY, LLC,

JUICE LABS LLC,

AND

SELLERS LISTED ON SCHEDULE 1

Dated as of September 15, 2025

TABLE OF CONTENTS

Page

ARTICLE 1 PURCHASE AND SALE; PURCHASE PRICE		3

1.1	Purchase and Sale of Interests	3
1.2	Purchase Price	3
1.3	Purchase Price Adjustment	3
1.4	Earnout	6
1.5	Holdback	9
1.6	Tax Withholding	9

ARTICLE 2 CLOSING		10

2.1	Closing	10
2.2	Closing Deliveries	10

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY		12

3.1	Organization and Good Standing	12
3.2	Enforceability; Due Authority; No Conflict	12
3.3	Capitalization	13
3.4	Financial Statements	14
3.5	Books and Records	14
3.6	Absence of Certain Changes and Events	14
3.7	No Undisclosed Liabilities	16
3.8	Title; Sufficiency of Assets	16
3.9	Accounts Receivable; Prepaid Ad Spending	16
3.10	Contracts	16
3.11	Insurance	18
3.12	Compliance with Applicable Laws; Permits	19
3.13	Legal Proceedings; Orders	19
3.14	Prohibited Payments	20
3.15	Taxes	20
3.16	Employment Matters and Employee Benefit Plans	22
3.17	Intellectual Property Assets; Use of Personal Information	25
3.18	Real Property	26
3.19	Relations with Third Parties	26
3.20	Related Persons	26
3.21	Materials and Information	26
3.22	Disclosure	27
3.23	Brokers or Finders	27
3.24	Earnout Shares	27

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER		28

4.1	Organization and Good Standing	29
4.2	Enforceability; Due Authority; No Conflict	29
4.3	Certain Proceedings	29
4.4	Brokers or Finders	29

ARTICLE 5 POST-CLOSING COVENANTS		29

5.1	Tax Matters	29
5.2	Assistance in Proceedings	31
5.3	Business Relationships	32
5.4	Confidentiality	32
5.5	Restrictive Covenants	32
5.6	Removal of Sellers as Guarantors; Bank Accounts	33
5.7	PCAOB Audit	34
5.8	Further Assurances	34

ARTICLE 6 INDEMNIFICATION; REMEDIES		34

6.1	Survival	34
6.2	Indemnification and Reimbursement by Sellers	35
6.3	Indemnification and Reimbursement by Buyer	36
6.4	Third Party Claims	36
6.5	Direct Claims	38
6.6	No Bar; Losses; Effect on Indemnity	38
6.7	Manner of Payment; Recourse	38
6.8	Set Off Rights	39
6.9	No Circular Recovery	39
6.10	Exclusive Remedies	39

ARTICLE 7 GENERAL PROVISIONS		39

7.1	Entire Agreement and Modification	39
7.2	Notices	40
7.3	Enforcement of Agreement	41
7.4	Modifications; Waiver; Remedies Cumulative	41
7.5	Expenses	41
7.6	Public Announcements	41
7.7	Assignments, Successors and No Third Party Rights	41
7.8	Severability	42
7.9	Governing Law	42
7.10	Arbitration	42
7.11	Jurisdiction; Venue	42
7.12	Attorneys’ Fees	43
7.13	Time of Essence	43
7.14	No Recourse	43
7.15	Execution of Agreement	43
7.16	Release	43

ARTICLE 8 DEFINITIONS AND USAGE		44

8.1	Definitions	44
8.2	Construction	51

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”), dated as of September 15, 2025, is entered into by and among (i) Storia Agency, LLC, a Delaware limited liability company (“Buyer”), (ii) Juice Labs LLC, a Delaware limited liability company (the “Company”), and (iii) the sellers listed on Schedule 1 attached hereto (individually each, a “Seller” and collectively, “Sellers”).  The parties hereto are individually each a “Party” and collectively the “Parties.”  Section 8.1 contains definitions of certain terms used in this Agreement that are not otherwise defined in this Agreement.

Recitals

A. The Company is engaged, among other things, in the business of digital marketing (the “Business”).

B. Sellers together own all the issued and outstanding equity interests of the Company (the “Interests”).

C. Sellers desire to sell, and Buyer desires to purchase, the Interests for the consideration and on the terms set forth in this Agreement.

Agreement

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE; PURCHASE PRICE

1.1 Purchase and Sale of Interests. On the terms and subject to the conditions of this Agreement, at the Closing, Sellers shall sell, transfer and deliver the Interests to Buyer free and clear of all Encumbrances, and Buyer shall purchase the Interests from Sellers.

1.2 Purchase Price.  As the sole consideration for the Interests and for Sellers’ other obligations set forth in this Agreement, Buyer shall (a) pay an aggregate amount of Two Million U.S. Dollars (USD$2,000,000) (the “Closing Consideration”), subject to adjustment and holdback as set forth herein, which shall be payable on the terms set forth in Section 2.2(b), and (b) pay to Sellers the Earnout Payments, if any.  The Closing Consideration and the Earnout Payments, if any, shall be allocated amongst the Sellers in accordance with their Pro Rata Shares.

1.3 Purchase Price Adjustment.

(a) Estimated Statement. On the Closing Date, the Company shall prepare and deliver to Buyer a statement (the “Estimated Statement”) that includes the following: an estimated balance sheet for the Company as of the Effective Time, and:

(i) the estimated Accounts Receivable on account of the customer invoices set forth on Schedule 1.3(a) (the “Estimated Accounts Receivable”), which shows the allocation of such Estimated Accounts Receivable to Sellers and Buyer based on the number of days elapsed in the month in which the Closing occurs. By way of illustration only, if the Closing Date is September 2, 2025:

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(A) with respect to August 1, 2025 and prior invoices, all fees will belong 100% to Sellers, in accordance with their Pro Rata Shares;

(B) with respect to respect to August 15, 2025 invoices:

(I) fees paid upfront for August 15, 2025 through September 15, 2025 will be split 50% to Sellers, in accordance with their Pro Rata Shares, and 50% to the Company (and, indirectly, Buyer), and

(II) fees paid in arrears for July 15, 2025 through August 15, 2025 belong 100% to Sellers, in accordance with their Pro Rata Shares;

(C) with respect to September 2, 2025 invoices:

(I) fees paid upfront for September 1, 2025 through September 30, 2025 will belong 100% to the Company (and, indirectly, Buyer), and

(II) fees paid in arrears for August 1, 2025 through August 30, 2025 will belong 100% to Sellers, in accordance with their Pro Rata Shares;

(D) with respect to September 15, 2025 invoices:

(I) fees paid upfront for September 15, 2025 through October 15, 2025 will belong 100% to the Company (and, indirectly, Buyer), and

(II) fees paid in arrears for August 15, 2025 through September 15, 2025 will be split 50% to Sellers, in accordance with their Pro Rata Shares, and 50% to the Company (and, indirectly, Buyer), and

(E) with respect to October 1, 2025 invoices and thereafter, all fees will belong 100% to the Company (and, indirectly, Buyer),

(ii) the estimated Closing Cash (the “Estimated Closing Cash”),

(iii) the estimated amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), and

(iv) the estimated amount of Closing Company Transaction Expenses (the “Estimated Closing Company Transaction Expenses”).

(b) Buyer’s Statement. Within ninety (90) days following the Closing Date, Buyer shall prepare and deliver to Sellers a statement (the “Statement”) that includes the following: a statement of (i) the Accounts Receivable actually received by the Company on account of the customer invoices set forth on Schedule 1.3(a) (the “Closing Accounts Receivable”), (ii) the amount of Closing Cash, (iii) the amount of Closing Indebtedness and (iv) the amount of Closing Company Transaction Expenses.

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(c) Disagreement. If Sellers disagree with any portion of the Statement, then Sellers shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of the Statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such thirty (30) day period, Sellers may not introduce additional disagreements with respect to any item in the Statement or increase the amount of any disagreement, and any item not so identified shall be deemed to be agreed to by Sellers and will be final and binding on Sellers. Unless Sellers deliver such written notice of disagreement to Buyer within such thirty (30) day period, Sellers will be deemed to have accepted and agreed to the Statement, including the calculations contained therein.

(d) Resolution Process. Buyer and Sellers will negotiate in good faith to resolve all disagreements properly identified by Sellers pursuant to Section 1.3(c) within thirty (30) days after delivery to Buyer of written notice of such disagreements (the “Resolution Period”). If Buyer and Sellers do not resolve all disagreements properly identified by Sellers pursuant to Section 1.3(c) before the end of the Resolution Period, then such disagreements shall be submitted for final and binding resolution to an Accounting Firm to resolve such disagreements (the “Accounting Expert”). The Accounting Expert shall be Citrin Cooperman, or, if such firm is unwilling or unable to serve, an Accounting Firm selected by mutual agreement of Buyer and Sellers; provided, however, that (i) if, within fifteen (15) days after the end of the Resolution Period, such parties are unable to agree on an Accounting Firm to act as the Accounting Expert, then each party shall select an Accounting Firm and such firms together shall select the Accounting Firm to act as the Accounting Expert, and (ii) if any party does not select an Accounting Firm within ten (10) days of written demand therefor by the other party, then the Accounting Firm selected by the other party shall act as the Accounting Expert. Buyer and Sellers shall be permitted to present a supporting brief to the Accounting Expert (which supporting brief shall also be concurrently provided to the other party) within ten (10) days of the appointment of the Accounting Expert. Within five (5) days of receipt of a supporting brief, the receiving party may present a responsive brief to the Accounting Expert (which responsive brief shall also be concurrently provided to the other party). Each presenting party may make presentation to the Accounting Expert by videoconference (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to join such videoconference) within twenty (20) days of the appointment of the Accounting Expert. The Accounting Expert may request additional documentation or information from any of the parties, and, to the extent such documentation or information is available, the party or parties shall use commercially reasonable efforts to provide such documentation or information to the Accounting Expert (which documentation or information shall also be concurrently provided to the other party). The Accounting Expert shall only consider the briefs and presentations of the parties and any requested documentation or information provided by the parties, shall not conduct any independent review, and shall act solely as an expert and not an arbitrator in determining those items and amounts disputed by the parties. The Accounting Expert must resolve the matter in accordance with the terms and provisions of this Agreement and shall make whatever determination of each disputed item that it deems to be the most consistent with the terms of this Agreement; provided, that no such determination as to any item will be more favorable to Buyer than that proposed by Buyer or more favorable to Sellers than that proposed by Sellers; provided, further, that the Accounting Expert shall have no authority to resolve any dispute regarding the interpretation of any provision of this Agreement or whether Buyer has breached any covenant contained herein, it being understood and agreed that any such dispute shall be resolved solely as provided in Section 7.10. The Accounting Expert shall deliver to Buyer and Sellers, as promptly as practicable and in any event within ninety (90) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accounting Expert shall be final and binding. All fees of the Accounting Expert shall be allocated between Buyer and Sellers such that the amount paid by Sellers bears the same proportion that the aggregate dollar amount unsuccessfully disputed by Sellers bears to the total dollar amount of the disputed items that were submitted for resolution to the Accounting Expert, and Buyer shall pay the balance. For purposes of illustration only, if the amount at issue is disputed to be $1,000 by Sellers and $900 by Buyer and is determined by the Accounting Expert to be $960, then Sellers would bear, in accordance with their Pro Rata Shares, forty percent (40%) of the fees of the Accounting Expert and Buyer would bear sixty percent (60%) because the amount disputed was $100 and the amount unsuccessfully disputed by Sellers was $40.

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(e) Final Resolution. The Closing Accounts Receivable, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses, each either as set forth in the Statement (as agreed by Sellers and Buyer in accordance with Section 1.3(c) if such statement is not referred to the Accounting Expert), or as finally determined by the Accounting Expert in accordance with Section 1.3(d), are referred to herein as the “Final Closing Accounts Receivable”, “Final Closing Cash”, Final Closing Indebtedness”, and Final Closing Company Transaction Expenses”, respectively.

(f) Adjustment.

(i) If the Final Closing Accounts Receivable (Buyer’s portion only) is less than the Estimated Accounts Receivable (Buyer’s portion only), then Sellers, jointly and severally, shall pay Buyer such difference. If the Final Closing Accounts Receivable (Buyer’s portion only) is more than the Estimated Accounts Receivable (Buyer’s portion only), then no amount shall be payable.

(ii) If the Final Closing Cash is less than the Estimated Closing Cash, then Sellers, jointly and severally, shall pay Buyer such difference. If the Final Closing Cash is more than the Estimated Closing Cash, then Buyer shall pay to Sellers, in accordance with their Pro Rata Shares, such excess.

(iii) If the Final Closing Indebtedness is more than the Estimated Closing Indebtedness, then Sellers, jointly and severally, shall pay Buyer such difference. If the Final Closing Indebtedness is less than the Estimated Closing Indebtedness, then Buyer shall pay to Sellers, in accordance with their Pro Rata Shares, such excess.

(iv) If the Final Closing Company Transaction Expenses are more than the Estimated Closing Company Transaction Expenses, then Sellers, jointly and severally, shall pay Buyer such difference. If the Final Closing Company Transaction Expenses are less than the Estimated Closing Company Transaction Expenses, then Buyer shall pay to Sellers, in accordance with their Pro Rata Shares, such excess.

(v) Any amounts required to be paid under Sections 1.3(f)(i) through 1.3(f)(iv) shall be determined by netting the amounts payable to or by Buyer and the resulting amount shall be paid within three (3) Business Days after the determination of the Final Closing Accounts Receivable, Final Closing Cash, Final Closing Indebtedness and Final Closing Company Transaction Expenses. If the resulting amount is payable to Buyer, such amount shall be deducted from the Holdback Amount and retained by Buyer. To the extent that the Holdback Amount is insufficient to fully satisfy such amount, then Sellers, jointly and severally, shall pay Buyer the remaining amount.

1.4 Earnout.

(a) Determination of Net New Revenue.

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(i) On or prior to each one-year anniversary of the Closing Date until the fifth-year anniversary of the Closing Date (or until the six- or seventh-year anniversary of the Closing Date to the extent that there is Net New Revenue in such years), Buyer shall prepare and deliver to Sellers a statement setting forth its calculation of Net New Revenue for the applicable twelve-month period, with the first such statement covering the twelve-month period immediately following the Closing Date and successive statements covering successive twelve-month periods thereafter (each, a “Net New Revenue Statement”). As used herein, “Net New Revenue” means revenue, net of pass through advertising expenses, attributable to new clients referred by Sellers to Buyer after the Closing Date that are received by the Company during the first 24 months from the initial contract date with any such new referred clients for all initial contracts with such new referred clients that are entered into by the Company within five (5) years of the Closing Date. For the avoidance of doubt, any and all revenue received by the Company after the first 24 months of the initial contract date with any new referred clients shall be disregarded and shall not be deemed to be Net New Revenue. For illustrative purposes only, an example calculating Net New Revenue is attached as Annex A attached hereto. For the avoidance of doubt, revenue attributable to (w) clients that had business dealings with the Company on or prior to the Closing Date, (x) client contracts that existed as of the Closing Date, (y) new client contracts that are signed after the Closing Date with clients that had business dealings with the Company on or prior to the Closing Date, and/or (z) additional client contracts (i.e., beyond the initial contract) that are signed after the Closing Date with clients that were referred by Sellers, in each case, are excluded from the calculation of Net New Revenue. For illustrative purposes only, if (I) Sellers referred a new client to Buyer and such new client signed a five-year contract with the Company on January 1, 2026, then the Net New Revenue attributable to such new client would be the revenue, net of advertising expenses, paid by such new client to the Company during the 24-month period from January 1, 2026 through December 31, 2028; (II) the Sellers referred a new client to Buyer and such new client signed a five-year contract with the Company on January 1, 2030, then the Net New Revenue attributable to such new client would be the revenue, net of advertising expenses, paid by such new client to the Company during the 24-month period from January 1, 2030 through December 31, 2031; and (III) the Sellers referred a new client to Buyer and such new client signed a one-year contract with the Company on January 1, 2027, then the Net New Revenue attributable to such new client would be the revenue, net of advertising expenses, paid by such new client to the Company during the 12-month period from January 1, 2027 through December 31, 2027, and any revenue attributable to any additional contracts signed by such new client after January 1, 2027 shall not be deemed to be Net New Revenue.

(ii) During the thirty (30)-day period following delivery of each Net New Revenue Statement, to the extent requested by Sellers by written notice to Buyer, Buyer shall provide Sellers and its representatives copies of such accounting and other records of the Company used in preparing such Net New Revenue Statement as is reasonably necessary to evaluate the accuracy of the items included such Net New Revenue Statement.

(iii) If Sellers disagree with the determination of Net New Revenue as shown on a Net New Revenue Statement, then Sellers shall notify Buyer in writing of such disagreement within thirty (30) days after delivery of such Net New Revenue Statement, which notice shall describe the nature of any such disagreement in reasonable detail, identify the specific items involved and the dollar amount of each such disagreement and provide reasonable supporting documentation for each such disagreement. After the end of such thirty (30)-day period, Sellers may not introduce additional disagreements with respect to any item in such Net New Revenue Statement or increase the amount of any disagreement, and any item not so timely identified shall be deemed to be agreed to by Sellers and will be final and binding on Sellers. Unless Sellers deliver such written notice of disagreement to Buyer within such thirty (30)-day period, Sellers will be deemed to have accepted and agreed to such Net New Revenue Statement, including the calculations contained therein.

(iv) If Buyer and Sellers do not resolve all disagreements properly identified by Sellers pursuant to Section 1.4(a)(iii) within thirty (30) days after delivery to Buyer of written notice of such disagreements, then such disagreements shall be submitted for final and binding resolution to the Accounting Expert, to resolve any such disagreement in the same manner as set forth in Section 1.3(d), which terms and provisions shall apply mutatis mutandis to this Section 1.4.

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(b) Earnout Payment.

(i) Upon final determination of Net New Revenue for the applicable twelve-month period, either as set forth in a Net New Revenue Statement (as agreed by Sellers and Buyer in accordance with Section 1.4(a)(iii) if such Net New Revenue Statement is not referred to the Accounting Expert), or as finally determined by the Accounting Expert in accordance with Section 1.4(a)(iv), an amount equal to (x) ten percent (10%) times (y) Net New Revenue for the applicable twelve-month period (such amount, the “Earnout Amount”) shall be paid to Sellers as provided in Section 1.4(b)(ii) below.

(ii) Any amount payable under Section 1.4(b)(i) is referred to individually as an “Earnout Payment” and collectively as the “Earnout Payments.” Unless otherwise mutually agreed by Buyer and Sellers, each Earnout Payment, if any, shall be paid (A) one-half in cash to Sellers, in accordance with their Pro Rata Shares, by wire transfer of immediately available funds by Buyer (or, at the direction of Buyer, the Company or another designee of Buyer so long as Buyer remains an obligor thereof) to an account designated by Sellers and (B) one-half in shares of common stock of ONAR Holding Corporation (OTCQB: ONAR) (based on a ten-day volume weighted average price ending two Business Days immediately prior to the date of issuance of such shares) issued to Sellers in accordance with their Pro Rata Shares, rounded down to the nearest whole number (such shares, the “Earnout Shares”). For the avoidance of doubt, no fractional shares shall be issued in respect of the Earnout Shares. Each Earnout Payment, if any, shall be paid within thirty (30) days after the final determination of the applicable Earnout Amount.

(c) Acknowledgments. The Parties understand and agree as follows:

(i) Buyer, in its sole and absolute discretion as it deems appropriate, may make from time to time such business decisions and take such actions as it deems appropriate in the conduct or operation of the business of the Company from and after the Closing, including decisions or actions that may have an impact on the Earnout Payments, and no Seller shall have any right to claim any Earnout Amount or other Losses as a result of such decisions or actions so long as such decisions or actions were not taken by Buyer for the primary purpose of frustrating the provisions of this Section 1.4 (by way of example only and not limitation, the provisions of this Section 1.4 would be frustrated by actions of Buyer the primary purpose of which is to reduce the amount of Earnout Payments or delay making Earnout Payments when due). Without limiting the foregoing, Buyer, in its sole and absolute discretion as it deems appropriate, shall operate the Company in any manner that it sees fit, including without limitation, determining the amount of funding, if any, to be made available to the Company, the strategic direction of the Company, the decision to cease at any time all or any portion of the business of the Company, the hiring, firing and compensation of employees, the pricing and terms of sale of all products and services, whether and to what extent to advertise or promote such products and services, the making or not of capital expenditures, and the settlement or not of claims and the management of all litigation and disputes with Third Parties (including suppliers, customers, competitors, employees, consultants and agents).

(ii) Buyer shall, and shall cause the Company to, use commercially reasonable efforts to send invoices to new clients referred by Sellers to Buyer after the Closing Date that sign new contracts with the Company in a timely manner and use commercially reasonable efforts to get timely payments on such invoices.

(iii) The Earnout Payments are subject to numerous factors outside of the control of Buyer and its Affiliates.

(iv) There is no assurance that Sellers will receive any Earnout Payment, and Buyer has not promised that any particular amount of Earnout Payment will be achieved or paid.

(v) For purposes of any Earnout Payments, Buyer is not making, and hereby expressly disclaims and negates, any representation or warranty, express, implied, at common law, by statute or otherwise, relating to (A) the accuracy, completeness or materiality of any information, data or other materials (written or oral), if any, heretofore furnished to Sellers or their respective Representatives by or on behalf of Buyer as to Buyer’s proposed operation of the Company, and (B) any financial projection or forecast relating to the Company.

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(vi) For purposes of any Net New Revenue, Sellers are not making, and hereby expressly disclaim and negate, any representation or warranty, express, implied, at common law, by statute or otherwise, relating to the number of new clients that may be referred to Buyer after the Closing and/or the amount of Net New Revenue that may be paid to the Company after the Closing.

(vii) For purposes of any Earnout Payments, Buyer owes no fiduciary duty or express or implied duty to Sellers, and each Seller hereby waives any such duty.

(viii) The Parties intend the express provisions of this Agreement to govern their contractual relationship.

(ix) The contingent right to receive any Earnout Payment (A) shall not be represented by any form of certificate or other instrument, (B) is not transferable except by operation of Applicable Laws relating to descent and distribution, divorce and community property, and (C) does not constitute an equity or ownership interest in Buyer or the Company. Sellers shall not have any rights as a securityholder of Buyer or the Company as a result of Sellers’ right to receive any Earnout Payment hereunder. No interest is payable with respect to any Earnout Payment.

(x) Notwithstanding any other provision of this Agreement, to the extent that any Seller remains an employee of the Company after the Closing or is otherwise engaged by Buyer or any of its Affiliates (including the Company) after the Closing, Buyer and Sellers acknowledge and agree that any actions or omissions of any Seller in his capacity as an employee of the Company or consultant or contractor of Buyer or any of its Affiliates (including the Company) shall not be considered to be actions or omissions of Buyer or its Affiliates for purposes of determining any Breach by Buyer or its Affiliates with the terms of this Agreement (or any other agreements entered into in connection herewith).

1.5 Holdback. At the Closing, Buyer shall hold back from the Closing Consideration an amount equal to Eighty Thousand U.S. Dollars (USD$80,000) (the “Holdback Amount”). After final resolution of the Closing Accounts Receivable, Closing Cash, Closing Indebtedness and Closing Company Transaction Expenses as set forth in Section 1.3(e), Buyer shall pay (i) the Holdback Amount, less any and all amounts deducted pursuant to Section 1.3(f), and (ii) the Final Closing Accounts Receivable (Sellers’ portion only), in each case, to Sellers in accordance with their Pro Rata Shares within three (3) Business Days of such final resolution. No interest shall be payable with respect to any of the foregoing payments.

1.6 Tax Withholding.  Buyer shall be entitled to deduct and withhold from the amounts payable pursuant to this Agreement such amounts as Buyer is required to deduct and withhold with respect to the making of such payments under any provision of U.S. federal, state, local or foreign Tax Law and instead shall pay such amount to the applicable Governmental Authority.  To the extent that amounts are so withheld by Buyer, such amounts withheld shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction and withholding was made by Buyer. Prior to the Closing, Buyer shall cooperate in good faith with Sellers to seek to eliminate or reduce any such deduction or withholding.

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ARTICLE 2

CLOSING

2.1 Closing. The closing of the purchase and sale of the Interests provided for in this Agreement (the “Closing”) shall be consummated on the date of this Agreement (the “Closing Date”) and shall be conducted virtually via the electronic exchange of signature pages among the Parties. All deliveries, payments and other transactions and documents relating to the Closing shall be interdependent and deemed to have occurred simultaneously, and none shall be effective unless or until all have occurred and are effective. The purchase and sale of the Interests contemplated by this Agreement shall be deemed effective for tax, accounting and other computational purposes as of 12:01 a.m. Eastern time on the Closing Date (the “Effective Time”).

2.2 Closing Deliveries.  In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a) Sellers shall deliver, or cause to be delivered, to Buyer:

(i) instruments transferring the Interests from Sellers to Buyer;

(ii) properly executed IRS Form W-9 (Request For Taxpayer Identification Number and Certification) from each Seller;

(iii) evidence, in a form reasonably acceptable to Buyer, of the payoff of all Indebtedness of the Company as set forth on Schedule 2.2(a)(iii);

(iv) evidence reasonably satisfactory to Buyer of the receipt of all filings required to be made and Consents required from Third Parties (including Government Authorities), in each case, in order to consummate the Contemplated Transactions without Breach of any Contract or Applicable Law;

(v) the Company’s certificate of formation and all amendments thereto, duly certified as of a date within ten (10) days prior to the date hereof by the appropriate official of the jurisdiction of the Company’s formation;

(vi) a certificate of an officer of the Company certifying, as true, accurate and complete as of the date hereof, attached copies of the Governing Documents of the Company and certifying and attaching all requisite resolutions or actions of the Company’s members approving the execution and delivery of the Transaction Documents and the consummation of the Contemplated Transactions;

(vii) a certificate dated within ten (10) days prior to the date hereof as to the good standing of the Company by the appropriate officials of the jurisdiction of the Company’s formation and each jurisdiction in which the Company is licensed or qualified (or required to be licensed or qualified) to do business as a foreign entity;

(viii) an agreement executed by the Company, David Khandrius and DKX Partners LLC acknowledging that the Khandrius Phantom Equity Agreement is terminated and all obligations and liabilities thereunder have been satisfied in full;

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(ix) independent contractor agreements executed between (II) David Khandrius (or an entity owned by him) and Buyer and (II) Michael Lisovetsky (or an entity owned by him) and Buyer;

(x) an employment agreement between Troy Osinoff and Buyer or one of its Affiliates, executed by Troy Osinoff;

(xi) a waiver of each Seller’s right of first refusal that is set forth in Section 7.2 of the Company’s Limited Liability Company Agreement, executed by each Seller;

(xii) by wire transfer of immediately available funds to an account or accounts designated in writing by Buyer, an amount equal to the Estimated Closing Cash (since Sellers will be retaining the Company’s existing bank accounts);

(xiii) evidence that the Company has purchased directors and officers “tail” insurance;

(xiv) resignations of the officers of the Company, except as Buyer may otherwise specify; and

(xv) such other documents as Buyer may reasonably request for the purpose of otherwise facilitating the consummation of the Contemplated Transactions.

(b) Buyer shall:

(i) repay or pay, on behalf of the Company, each item of Indebtedness of the Company identified on Schedule 2.2(b)(i), pursuant to the instructions provided no less than five (5) Business Days prior to the Closing in a duly executed pay-off letter in form reasonably acceptable to Buyer;

(ii) pay, on behalf of the Company, the Company Transaction Expenses identified on Schedule 2.2(b)(ii), in each case pursuant to a final invoice from each such Person received by Buyer no less than five (5) Business Days prior to the Closing, which final invoice shall include instructions from such Person for paying such amounts and copies of documentation evidencing that such amounts are owing and an agreement by such Person releasing Buyer and the Company from any obligations to such Person;

(iii) pay to Sellers in accordance with their Pro Rata Shares, by wire transfer of immediately available funds to an account or accounts designated in writing by Sellers, an aggregate amount equal to the result of the following formula: (A) the Closing Consideration, minus (B) the sum of (I) the amount of the Estimated Closing Indebtedness, (II) the amount of the Estimated Closing Company Transaction Expenses and (III) the Holdback Amount;

(iv) deliver to Sellers a certificate of an officer of Buyer certifying, as true, accurate and complete as of the date hereof, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s members approving the execution and delivery of the Transaction Documents and the consummation of the Contemplated Transactions; and

(v) deliver to Sellers such other documents as Sellers may reasonably request for the purpose of otherwise facilitating the consummation of the Contemplated Transactions.

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ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SELLERS AND THE COMPANY

Each Seller and the Company, jointly and severally, represents and warrants to Buyer that the statements contained in this ARTICLE 3 are true, accurate and complete as of the date hereof.

3.1 Organization and Good Standing.

(a) Schedule 3.1(a) contains a true, accurate and complete list of the Company’s jurisdiction of formation and any jurisdictions in which it is qualified to do business as a foreign entity. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations. The Company is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b) True, accurate and complete copies of the Governing Documents of the Company, as currently in effect, are attached to Schedule 3.1(b).

(c) The Company does not have any Subsidiaries nor does the Company own any equity securities of any other Person. The Company is not a participant in any joint venture, partnership, or similar arrangement. There are no contractual obligations of the Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), any other Person.

(d) No part of the Business is currently operated through any entity other than the Company.

3.2 Enforceability; Due Authority; No Conflict.

(a) This Agreement and the other Transaction Documents to which the Company and/or each Seller is a party have been duly executed and delivered by the Company and such Seller, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement and the other Transaction Documents to which the Company and/or each Seller is a party constitute legal, valid and binding obligations of the Company and such Seller, enforceable against the Company and such Seller in accordance with their respective terms.

(b) Each Seller has adequate power and authority to enter into and perform his obligations under this Agreement and the other Transaction Documents to which he is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which he is a party and the consummation by such Seller of the Contemplated Transactions have been duly authorized by all requisite action on the part of such Seller. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party and the consummation by the Company of the Contemplated Transactions have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which it is a party or to consummate the Contemplated Transactions.

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(c) Neither the execution and delivery of the Transaction Documents nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time): (i) Breach (A) any provision of any of the Governing Documents of the Company or (B) any resolution adopted by the members of the Company; (ii) Breach or give any Governmental Authority or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Applicable Law or any Order to which the Company, any Seller or any of their respective assets may be subject; (iii) contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Permit that is held by the Company or any Seller or that otherwise relates to the assets or the Business; (iv) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Contract to which the Company or any Seller is party; or (v) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets of the Company.

(d) Neither the Company nor any Seller is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of the Transaction Documents or the consummation of the Contemplated Transactions.

3.3 Capitalization.

(a) There are 100,000 Class A Units of the Company issued and outstanding. Sellers are the record and beneficial owners and holders of such Class A Units as set forth on Schedule 1 hereto, free and clear of all Encumbrances, and such 100,000 Class A Units constitute all the outstanding equity securities of the Company. There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of the Company. None of the outstanding equity securities of the Company was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Applicable Law. At the Closing, Buyer will receive good and marketable title to the Interests, free and clear of all Encumbrances.

(b) No subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right.

(c) All issued and outstanding equity securities of the Company are (i) duly authorized, validly issued, fully-paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Governing Documents of the Company or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof.

(d) Except for the Khandrius Phantom Equity Agreement, there are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(e) All distributions, dividends, repurchases and redemptions of the equity interests of the Company were undertaken in compliance with the Company’s Governing Documents then in effect and any agreement to which the Company then was a party and in compliance with Applicable Law.

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(f) There are no declared or accrued unpaid dividends with respect to any equity securities of the Company, nor will the Company have any obligation to pay any dividends with respect to its equity securities.

3.4 Financial Statements. Attached as Schedule 3.4 are the following: (a) unaudited balance sheets of the Company as at December 31, 2022, 2023 and 2024 and the related statements of income and retained earnings and cash flows for each of the fiscal years then ended (collectively, the “Year-End Financial Statements”) and (b) an unaudited balance sheet of the Company as at April 30, 2025, (the “Interim Balance Sheet”) and the related monthly year-to-date statements of income and retained earnings and cash flow (collectively, the “Interim Financial Statements” and together with the Year-End Financial Statements, the “Financial Statements”). The Financial Statements fairly present the financial condition, results of operations, and changes in cash flow of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP except that the Interim Financial Statements do not contain normal year-end adjustments, which adjustments will not differ in any material respect in substance or quantum as compared to such adjustments in prior years. The Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to such financial statements. The Financial Statements have been prepared from, and are in accordance with, the Books and Records.

3.5 Books and Records. The Books and Records, all of which have been made available to Buyer, are true, accurate and complete and represent actual, bona fide transactions and have been maintained in accordance with sound business practices.

3.6 Absence of Certain Changes and Events.

(a) Except as expressly permitted or expressly contemplated by this Agreement, since December 31, 2024, the Company (x) has conducted its business in the Ordinary Course of Business without interruption, (y) has used commercially reasonable efforts to maintain all of the material assets, business relationships, licenses and operations of the Company or the Business in accordance with past custom and practice, and (z) has not:

(i) sold, pledged, assigned, leased (as lessor or lessee), licensed, transferred, abandoned or otherwise disposed of or encumbered any assets, except in the Ordinary Course of Business and in an aggregate amount not exceeding the Listing Threshold, or relinquished any right of the Company involving more than the Listing Threshold;

(ii) amended, terminated or waived any right under any Contract involving more than the Listing Threshold;

(iii) entered into any Contract outside the Ordinary Course of Business;

(iv) suffered any damage, destruction or casualty with respect to any property (whether or not covered by insurance) in excess of the Listing Threshold, or experienced any changes in the amount or scope of insurance coverage;

(v) issued, sold, or otherwise disposed of any of its equity securities, or granted any options, warrants, or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity securities;

(vi) redeemed, purchased, or otherwise acquired any of its equity securities;

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(vii) made any material change in its cash management practices or in any method of accounting or accounting policies;

(viii) accelerated, written off or discounted any Accounts Receivable or collected any Accounts Receivable other than in the Ordinary Course of Business;

(ix) delayed paying payables or other Liabilities of the Company when due;

(x) deferred expenses or otherwise increased cash on hand outside of the Ordinary Course of Business;

(xi) made any loans or advances of money in excess of the Listing Threshold to any Third Party;

(xii) undertaken or entered into any Contract to undertake any capital expenditures in excess of the Listing Threshold;

(xiii) made any capital investment in any other Person;

(xiv) created, incurred, assumed, or guaranteed more than the Listing Threshold in aggregate Indebtedness;

(xv) amended its Governing Documents;

(xvi) suffered the loss of employment of any key employee or been notified that any key employee intends to terminate employment;

(xvii) implemented any material employee layoffs, including any such layoffs requiring notice under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar state, local, or non-U.S. law, regulation, or ordinance (collectively the “WARN Act”);

(xviii) entered into or terminated any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement, or entered into any collective bargaining relationship;

(xix) granted (A) any increase in the base compensation of or (B) any bonus to, any of its directors, officers, or employees outside the Ordinary Course of Business;

(xx) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

(xxi) made any other change in employment terms for any of its directors, officers, and employees outside of the Ordinary Course of Business;

(xxii) entered into any settlement, conciliation or similar agreement;

(xxiii) made, changed or revoked any Tax election, changed any annual Tax accounting period, adopted or changed any Tax accounting method, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, initiated any voluntary Tax disclosure, Tax amnesty, or similar filings with any Governmental Authority or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax; or

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(xxiv) agreed, whether orally or in writing, to do any of the foregoing or agreed to take any action, that if taken prior to the date of this Agreement, would have made any representation or warranty in this ARTICLE 3 untrue or incorrect.

3.7 No Undisclosed Liabilities. The Company does not have any Liability (and there is no basis for any present or future Liability).

3.8 Title; Sufficiency of Assets. The tangible personal property owned by the Company that will remain with the Company at Closing is listed on Schedule 3.8 under the heading “Included Personal Property.” All other personal property including without limitation those items listed on Schedule 3.8 under the heading “Excluded Personal Property” are not being acquired by Buyer and shall belong to Sellers. The Company has no leased assets. The Company has good and valid title to all of the material tangible personal property listed on Schedule 3.8 under the heading “Included Personal Property.” To the Knowledge of the Company, all of the tangible personal property used by the Company is (subject to ordinary wear and tear): (i) in good repair, (ii) in good operating condition, (iii) suitable for immediate use in the Ordinary Course of Business and (iv) free from latent and patent defects.

3.9 Accounts Receivable; Prepaid Ad Spending.

(a) All Accounts Receivable that are reflected on the Interim Balance Sheet or on the accounting records of the Company as of the date hereof represent valid obligations arising from sales actually made or services actually performed by the Company in the Ordinary Course of Business and are current, subject to Bankruptcy Exceptions. There is no contest, claim, defense or right of setoff under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. No account debtor (a) is delinquent in its payment by more than sixty (60) days, (b) has refused or threatened to refuse to pay its obligations that are in excess of the Listing Threshold for any reason, or (c) to the Knowledge of the Company, is insolvent or bankrupt.

(b) Schedule 3.9(b) contains a true, accurate and complete list of unspent prepaid ad spending. The unspent prepaid ad spending funds listed on Schedule 3.9(b) are governed by the applicable agreement with the client that paid such funds.

3.10 Contracts.

(a) Schedule 3.10(a) contains a true, accurate and complete list, and the Company has delivered to Buyer true, accurate and complete copies, of the following Contracts to which the Company is a party and which are currently in effect:

(i) each Contract that involved or involves performance of services or delivery of goods or materials by the Company during the twelve months preceding or following the date of this Agreement of an amount or value in excess of the Listing Threshold;

(ii) each Contract that involved or involves performance of services or delivery of goods or materials to the Company during the twelve months preceding or following the date of this Agreement of an amount or value in excess of the Listing Threshold;

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(iii) each Contract that was not entered into in the Ordinary Course of Business and that involved or involves expenditures or receipts of the Company during the twelve months preceding or following the date of this Agreement in excess of the Listing Threshold;

(iv) each Contract for the furnishing or receipt of services, the performance of which will extend over a period of more than one (1) year;

(v) each Contract affecting the ownership of, leasing of, title to, use of or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than the Listing Threshold and with a term of less than one (1) year);

(vi) each Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vii) each Contract for the employment/engagement of any officer, individual employee or other person on a full time or consulting basis (other than at-will offer letters or agreements that can be terminated at any time for any reason without any severance or similar liability to the Company), any severance, retention, bonus, change in control or similar agreement;

(viii) each profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

(ix) each Contract under which the Company has advanced or loaned any other Person amounts exceeding the Listing Threshold;

(x) each Contract relating to any material Indebtedness or otherwise placing an Encumbrance on any of the assets of the Company;

(xi) each Contract concerning confidentiality, noncompetition, nonsolicitation or nondisparagement, including any Contract containing covenants that in any way purport to restrict the Company’s business activity or limit the freedom of the Company to engage in any line of business or to compete with any Person;

(xii) each settlement, conciliation or similar Contract;

(xiii) each Contract (however named) involving a sharing of profits, losses, costs or Liabilities by the Company with any other Person;

(xiv) each Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(xv) each power of attorney that is currently effective and outstanding;

(xvi) each Contract for capital expenditures in excess of the Listing Threshold;

(xvii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by the Company;

(xviii) each Contract entered into other than in the Ordinary Course of Business; or

(xix) each other Contract material to the Company or the Business whether or not entered into in the Ordinary Course of Business.

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(b) The Company has delivered or made available to Buyer a true, accurate and complete copy of each Contract listed or required to be listed in Schedule 3.10(a). With respect to each Contract listed or required to be listed in Schedule 3.10(a): (i) such Contract is legal, valid, binding, enforceable, and in full force and effect; (ii) the Company is not, and to its Knowledge no other party thereto is, in breach or default of such Contract, and no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under such Contract; and (iii) to the Company’s Knowledge, no party to the Contract has repudiated any material provision of such Contract. For avoidance of uncertainty, nothing herein is intended as a guarantee by Sellers of the performance of any Contract listed or required to be listed in Schedule 3.10(a) by any counterparty to such Contract following the Closing Date.

(c) There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to the Company under any of the Contracts listed or required to be listed in Schedule 3.10(a).

3.11 Insurance.

(a) A true, accurate and complete list of insurance policies to which the Company is a party or under which the Company is covered is set forth in Schedule 3.11(a) (the “Insurance Policies”).

(b) With respect to the Insurance Policies:

(i) Each Insurance Policy (A) is in full force and effect and shall remain in full force and effect following the consummation of the Contemplated Transactions; (B) is valid and binding in accordance with its terms; (C) is provided by a carrier that is financially solvent; and (D) has not been subject to any lapse in coverage;

(ii) With respect to each Insurance Policy: (A) neither the Company nor, to the Company’s Knowledge, any other party to the Insurance Policy is in breach or default (including with respect to the payment of premiums or the giving of notices), and no event has occurred that, with notice or the lapse of time, would constitute such breach or default, or permit termination or modification under the Insurance Policy; and (B) no party to the Insurance Policy has repudiated any provision thereof;

(iii) The Company has not received (A) any written refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any written notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;

(iv) All premiums due on the Insurance Policies have been paid in accordance with the payment terms of each Insurance Policy, and the Company has otherwise performed all of its obligations under each Insurance Policy;

(v) Since the Reference Date, the Company has given notice to each insurer of all claims that may be insured by such insurer;

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(vi) The Company does not have any liability due for any retrospective premium adjustment, audit premium adjustment, experience based liability or loss sharing cost adjustment under any of the Insurance Policies;

(vii) There are no claims related to the business or assets of the Company pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights;

(viii) No policy limits of the Company insurance policy have been exhausted or materially eroded or reduced, and insurance policies providing substantially similar insurance coverage have been in effect continuously;

(ix) All assets are insured to full replacement cost value; and

(x) The Company does not have any open insurance claims with an insolvent carrier.

3.12 Compliance with Applicable Laws; Permits.

(a) (i) The Company and each member, officer and employee of the Company are, and at all times since the Reference Date have been, in full compliance with all Applicable Laws; (ii) to the Company’s Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a violation by the Company or any member, officer or employee of the Company of, or a failure of the Company or any member, officer or employee of the Company to comply with, any Applicable Law; and (iii) the Company has not received, at any time since the Reference Date, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Applicable Law.

(b) Schedule 3.12(b) contains a true, accurate and complete list of each Permit held by the Company. Each Permit listed or required to be listed in Schedule 3.12(b) is valid and in full force and effect. Except as set forth in Schedule 3.12(b), (i) the Company is, and at all times since the Reference Date, has been, in material compliance with all of the terms and requirements of each Permit identified or required to be identified in Schedule 3.12(b); and (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Permit listed or required to be listed in Schedule 3.12(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit listed or required to be listed in Schedule 3.12(b). The Permits listed in Schedule 3.12(b) collectively constitute all the Permits necessary to permit the Company to lawfully conduct and operate the Business in the manner in which it currently is conducted.

3.13 Legal Proceedings; Orders.

(a) There is no pending, or, to the Company’s Knowledge, otherwise threatened, Action (i) that relates to or may materially affect the Company or the Business; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of the Company, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Action. There is no Order to which the Company is subject.

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(b) Schedule 3.13(b) sets forth a true, accurate and complete list and description of all Actions against or by the Company or member, officer or employee thereof that has been resolved since the Reference Date.

(c) (i) The Company is, and at all times since the Reference Date has been, in compliance with all of the terms and requirements of each Order to which the Company is or has been subject; (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Company is subject; and (iii) the Company has not received, at any time since the Reference Date, any notice or other communication from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which the Company is or has been subject.

3.14 Prohibited Payments. Neither the Company, any Representative thereof nor any other Person acting on behalf of any of the foregoing (including through one or more intermediaries such as a consultant or other Third Party) has: (i) made, paid or received any bribes, kickbacks or other similar payments to or from any Person; (ii) made or paid any contributions, directly or indirectly, in exchange directly or indirectly for business or business opportunities; (iii) made any payment directly or indirectly, in exchange directly or indirectly for business or business opportunities; or (iv) agreed to do any of the foregoing in the immediately foregoing clauses (i) through (iii).

3.15 Taxes.

(a) (i) The Company has timely filed all Tax Returns required to be filed by it and has timely paid all Taxes due and owing by it whether or not shown on any Tax Return, (ii) all such Tax Returns were true, accurate and complete in all respects and were prepared in substantial compliance with all Applicable Law, and (iii) the Company has delivered to Buyer true, accurate and complete copies of all Tax Returns filed by the Company since the Reference Date, all written examination reports received by the Company, and all written statements of deficiencies assessed against or agreed to by the Company.

(b) For all periods through and including the Closing Date, the Company has (i) complied in all respects with all Applicable Law relating to the payment and withholding of Taxes, (ii) within the time and in the manner prescribed by Applicable Law, withheld from employee wages or consulting compensation and paid over to the proper Governmental Authority (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law (including income and employment Tax withholding laws), and (iii) timely filed all withholding Tax Returns.

(c) (i) No claim for Taxes has resulted, or could reasonably be expected to result, in an outstanding lien against the assets of the Company other than liens for Taxes not yet delinquent, and to the Knowledge of the Company no basis exists for such a claim, (ii) the Company has not received any notice of any unresolved audit of, or unresolved Tax controversy associated with, any Tax Return of the Company that is currently being conducted, or is proposed to be conducted, by any Governmental Authority, (iii) there has been no extension or waiver of any statute of limitations on the assessment of any Taxes granted by the Company that is currently in effect, (iv) there has been no agreement to any extension of time for filing any Tax Return which has not been filed other than customary extensions for which no approval is required, and (v) no written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax in that jurisdiction, and to the Knowledge of the Company no basis exists for such a claim.

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(d) The Company: (i) has never been a member of an Affiliated Group filing a consolidated federal income Tax Return and (ii) does not have any Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, by Contract (other than commercial Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes), pursuant to Applicable Law, or otherwise.

(e) No power of attorney with respect to Taxes has been executed by the Company or filed with any Governmental Authority with respect to the Company that will remain in effect after the Closing.

(f) There is no Tax ruling, request for ruling or settlement, compromise, closing or Tax collection agreement in effect or pending.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date made on or prior to the Closing Date; (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date; (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) executed on or prior to the Closing Date; (iv) intercompany transactions entered into on or prior to the Closing Date or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) existing as of the Closing; (v) installment sale or open transaction disposition made on or prior to the Closing Date, or application of the completed contract method of accounting or the cash method of accounting to any transaction occurring on or prior to the Closing Date; (vi) deferred revenue or prepaid amount received on or prior to the Closing Date; or (vii) application of Section 951, 951A, or 965 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax Law) made on or prior to the Closing Date.

(h) The Company is not a party to or bound by any contract, agreement, arrangement, practice or understanding for the allocation, assumption, gross-up, indemnification or payment of Taxes and does not otherwise have any current or potential contractual obligation to indemnify any other Person with respect to Taxes.

(i) The Company does not have a permanent establishment (within the meaning of any applicable Tax treaty), or otherwise have an office, fixed place of business or other presence through employees or otherwise, in a country outside of its country of formation, and is not subject to Tax in any country outside of its country of formation by virtue of having a source of income in that jurisdiction.

(j) In accordance with and to the extent required by Applicable Law, the Company has properly (i) collected and remitted all sales and similar Taxes with respect to sales made to its customers and (ii) for all sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, received and retained all Tax exemption certificates and other documentation required to qualify such sale as exempt.

(k) Within the past two (2) years, the Company has not distributed stock of another Person, and has not had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

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(l) The Company has never been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(m) The Company uses the accrual method of accounting for U.S. federal income Tax purposes.

(n) The Company has not made a SALT Election.

(o) The Company does not hold or own an equity interest in another entity nor is it a party to any joint venture, partnership, arrangement, or contract that is or could be treated as a partnership U.S. federal, state, local or foreign Tax purposes.

(p) For any equity interest issued by the Company in return for services and that were intended to constitute a “profits interest” within the meaning of Rev. Proc. 93-27, the service recipient has properly executed and timely filed an election pursuant to Section 83(b) of the Code and none of such equity interest have been issued within two (2) years of the Closing Date.

(q) The Company is in compliance with all federal, state and non-U.S. Applicable Laws applicable to abandoned or unclaimed property or escheat and has paid, remitted or delivered to each jurisdiction all unclaimed or abandoned property required by any applicable Laws to be paid, remitted or delivered to that jurisdiction. The Company does not hold any property or owe any amount that is presumed abandoned under the Applicable Laws of any state or other jurisdiction.

(r) The Company has not deferred the inclusion of any amounts in gross income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulation Section 1.451-5, Sections 451(c), 455 or 456 of the Code or any corresponding or similar provision of applicable Law (irrespective of whether or not such deferral is elective).

(s) The Company is currently, and has been so since inception, treated as a partnership for federal (and applicable state and local) income tax purposes.

For purposes of this Section 3.15, any reference to the Company shall be deemed to include any predecessor or Person that merged with or was liquidated or converted into the Company.

3.16 Employment Matters and Employee Benefit Plans.

(a) All employees of the Company as of the date hereof (“Employees”) are legally entitled to work in the United States and all Employees employed by the Company since the Reference Date were at the time of their employment, legally entitled to work in the United States. Schedule 3.16(a) sets forth a list of all employees of the Company, indicating, for each such employee: (i) such employee’s: function and current compensation plan, including annual salary and bonus plan or hourly wage, (ii) any bonuses to which any such employee may be entitled, and (iii) any commitment made by the Company with respect to changes in compensation. The Company is not liable or responsible in arrears for any unpaid wages or other compensation (including any earned and payable commissions or bonuses) to its employees or independent contractors, other than any such amounts that have been incurred or accrued in the Ordinary Course of Business but that are not yet owed or payable.

(b) Schedule 3.16(b) sets forth a list of all independent contractors retained by the Company currently and since the Reference Date.

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(c) The Company has complied with all Applicable Laws relating to the employment of its Employees. All individuals presently characterized and paid by the Company as consultants or independent contractors are properly treated as independent contractors under all Applicable Laws, and all employees classified as exempt from overtime pursuant to the Fair Labor Standards Act and state wage and hour laws are properly classified. There are no Actions, claims or proceedings against the Company pending or, to the Company’s Knowledge, threatened to be brought or filed by or with any Governmental Authority or arbitrator relating to the employment or engagement of any current or former applicant, employee, consultant or independent contractor of the Business, or the termination thereof, including any claim relating to employment discrimination, harassment, retaliation, equal pay, wages and hours or any other employment related matter arising under Applicable Laws. The Company has not received, at any time since the Reference Date, any written notice or other communication from any Governmental Authority responsible for the enforcement of Applicable Laws relating to labor or employment regarding such Governmental Authority’s intent to conduct an investigation of the Company, and, to the Company’s Knowledge, no such investigation is in progress.

(d) No Employee or agent, consultant, or contractor of the Company is bound by any Contract that purports to limit the ability of such person (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to the Company or to any other Person any rights to any invention, improvement, or discovery. No former or current Employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of the Company to conduct the Business as heretofore carried on by the Company. The Company’s relationship with its Employees is good.

(e) Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions (or such transactions in combination with any prior or subsequent transactions or events) will (i) result in any current or former Employee, director or consultant of the Company becoming entitled to any unemployment compensation, deferred compensation, bonus or severance pay, materially increase or otherwise enhance any benefits otherwise payable by the Company, (ii) result in the acceleration of time of payment or vesting, or an increase in the amount of any compensation due to any current or former Employee, director or consultant of the Company, (iii) result in forgiveness, in whole or in part, of any outstanding loans made by the Company to any current or former Employees, directors or consultants of the Company, or (iv) result in a payment that would be considered a “parachute payment” within the meaning of Section 280G of the Code.

(f) (i) The Company has not entered into any collective bargaining agreements or other agreements with any union, labor organization or works counsel with respect to its employees, nor is the Company under any legal obligation to recognize and/or bargain with any union, labor organization or works counsel representing any of its employees; (ii) no labor strike, slowdown, labor dispute, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity is presently pending or, to the Company’s Knowledge, threatened against or affecting the Company, and there has been no such occurrence since the Reference Date; (iii) no union organization campaign is in progress with respect to any employees of the Company and, since the Reference Date, there has been no union organization campaign, demand for recognition or any representation petition covering or affecting any employees of the Company, and no questions concerning representation exist respecting such employees; and (iv) no unfair labor practice charge or complaint is pending or, to the Company’s Knowledge, threatened against the Company, and no such charge or complaint has been filed against the Company.

(g) Schedule 3.16(g) sets forth a true, accurate and complete list of each Employee Benefit Plan. The Company has made available to Buyer true, accurate and complete copies of the following documents with respect to each Employee Benefit Plan, as applicable: (i) the governing plan document, including all amendments thereto, and any related trust documents and funding instruments, including any group contracts and insurance policies; (ii) a written summary of the material terms of any Employee Benefit Plan that is not set forth in a written document; (iii) any collective bargaining agreement setting forth the obligations to contribute to such plan; (iv) the most recent summary plan description together with any summary or summaries of material modifications thereto; (v) the most recent favorable determination or opinion letter issued by the IRS; (vi) the three most recently filed annual reports (Form 5500 series and all schedules and financial statements attached thereto); (vii) all applicable coverage and nondiscrimination tests for the three most recently completed plan years; and (viii) any material and non-routine correspondence to or from any Governmental Authority within the last three years.

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(h) Each Employee Benefit Plan has been maintained, funded and administered in accordance with its terms and in compliance in all material respects with the applicable provisions of ERISA, the Code and other Applicable Laws, including, without limitation, the continuation coverage and notice requirements under Section 4980B(f) of the Code and Part 6 of Subtitle B of Title I of ERISA (“COBRA”). Each Employee Benefit Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its tax-qualified status and the tax-exempt status of its accompanying trust established under Section 501(a) of the Code, and, since the issuance of any such determination or opinion letter, no events have occurred nor any circumstances exist that would adversely affect the tax-qualified status of any such Employee Benefit Plan.

(i) The Company has not, nor have any of its ERISA Affiliates, maintained, sponsored or been required to contribute to any (i) ”defined benefit plan” (as defined in Section 3(35) of ERISA), (ii) ”employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) Multiemployer Plan. For purposes of this Agreement, “ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that is treated as a single employer with the Company under Section 4001(b) of ERISA or Code Sections 414(b), (c), (m) or (o). Neither the execution and delivery of this Agreement nor the consummation of the Contemplated Transactions will trigger or result in a “complete withdrawal” or “partial withdrawal” as such terms are defined in Sections 4203 and 4205 of ERISA, respectively, with respect to any Multiemployer Plan to which the Company or any of its ERISA Affiliates contributes to or has an obligation to contribute, or contributed to at any time in the past.

(j) The Company has maintained, operated and administered each nonqualified deferred compensation plan (within the meaning of either Section 409A or Section 457A of the Code) (each, a “Nonqualified Deferred Compensation Plan”) in full compliance with the requirements of Sections 409A and 457A of the Code and the regulations and guidance promulgated thereunder. No payment made or to be made under a Nonqualified Deferred Compensation Plan is or will be subject to taxation pursuant to, or any Taxes, interest or penalties imposed by, Section 409A or 457A of the Code. No stock option, stock appreciation rights or other equity based compensation awards issued or to be issued by the Company (each, an “Equity Award”) is or will be subject to the requirements of Code Section 409A or 457A, and the issuance of all Equity Awards was, at the time of issuance, supported by a valuation that is entitled to the presumption of reasonableness provided by Treasury Regulations Section 1.409A-1(b)(5)(iv)(B)(2)(i). Nonqualified Deferred Compensation Plan documents are in full compliance with the requirements of Code Sections 409A and 457A and do not require any amendments or modifications to achieve such compliance. Neither the Company nor ERISA Affiliate thereof has any obligation (including any obligation under any Employee Benefit Plan) to gross-up, indemnify or otherwise reimburse any service provider of the Company or any of its ERISA Affiliates for any Tax incurred by such employee or individual consultant, including under Section 409A or 4999 of the Code, or any interest or penalty related thereto.

(k) Neither the Company nor any Employee Benefit Plan promises, provides or previously provided welfare benefits, including death, life, medical or health benefits (whether insured or uninsured), with respect to current or former employees, officers or directors (or their respective dependents) beyond retirement or other termination of employment, other than COBRA continuation coverage or state law continuation coverage rights.

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(l) There are no pending audits or investigations by any governmental agency involving any Employee Benefit Plan, and no pending, threatened in writing or, to the Company’s Knowledge, otherwise threatened claims (other than routine claims for benefits), suits or proceedings involving any Employee Benefit Plan or any fiduciary thereof, nor is there any reasonable basis for any such claim, suit or proceeding.

(m) No “prohibited transaction,” as such term is defined in Section 406 of ERISA or Code Section 4975, nor any breach of fiduciary duty, has occurred with respect to any Employee Benefit Plan that could subject such Employee Benefit Plan, any fiduciary thereof, the Company or any of its ERISA Affiliates with any liability or penalty imposed under Section 502 of ERISA or excise tax imposed under Section 4975 of the Code.

(n) With respect to each Employee Benefit Plan, all required payments, premiums, contributions, or distributions for all periods ending through the Closing Date have been made when due, or, if not yet due, have been properly accrued in accordance with the requirements of GAAP.

(o) Each Employee Benefit Plan that is a “group health plan” as defined in Section 5000(b)(1) complies with the applicable provisions of the Patient Protection and Affordable Care Act of 2010, the Health Care and Education Reconciliation Act of 2010, and all regulations and guidance issued thereunder. Neither the Company nor any ERISA Affiliate thereof has incurred, and no event has occurred, and no condition or circumstance exists, that could subject the Company or any ERISA Affiliate thereof to, any penalty or excise Tax under Code Sections 4980D or 4980H. The Company has complied with the applicable reporting requirements under Code Sections 6055 and 6056.

3.17 Intellectual Property Assets; Use of Personal Information.

(a) Schedule 3.17(a) is true, correct and complete list of all Intellectual Property Assets. The Company owns or has the right to use the Intellectual Property Assets in connection with the operation and conduct of the Business. The Intellectual Property Assets constitute all intellectual property rights necessary to or used in the Business as presently conducted and as presently proposed to be conducted. Each Intellectual Property Asset owned or used by the Company as of the date hereof and any other Intellectual Property Assets owned or used by the Company immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately following the Closing. Other than the Intellectual Property Assets, the Company does not own or use any other intellectual property, other than validly licensed or public domain software and the trademarks of its suppliers.

(b) No Intellectual Property Asset, nor any use thereof, has interfered with, infringed upon or misappropriated any intellectual property rights of any Third Party, and the Company has never received any charge, complaint, claim, demand or notice alleging any such interference infringement, misappropriation or violation, nor would any use of any of the Intellectual Property Assets in the Business as proposed to be conducted infringe upon, violate, or otherwise misappropriate any right of any Third Party. To the Company’s Knowledge, no Third Party has interfered with, infringed upon or misappropriated any Intellectual Property Assets, nor challenged the validity, enforceability or claim construction of any patent rights in the Intellectual Property Assets, or the Company’s ownership or registration of, or right to use, any Intellectual Property Asset.

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(c) No current or former employees of the Company who have authored, co-authored or otherwise contributed to or participated in any material way in the conception and development of any Intellectual Property Asset (“IP Participant”) have filed, asserted in writing, or, to the Company’s Knowledge, threatened any claim against the Company in connection with its involvement in Intellectual Property Assets. No IP Participant has any patents issued or applications pending for any invention of any kind now used or needed by the Company which patents or applications have not been assigned to the Company.

(d) The Company’s receipt, collection, transmission, use, disclosure, storage, disposal, and/or security of personal information of other Persons (including financial account and credit card information) complies, and at all times since the Reference Date has complied, with (i) all Applicable Law and (ii) all obligations under the Company’s Contracts and other commitments to Third Parties (including any privacy notices) relating to such personal information. There has been no unauthorized access to, or use or disclosure of, any such personal information used by or on behalf of the Company. No Action has been made, filed, commenced or threatened against the Company or any agent, employee or contractor thereof by any Person alleging a violation of such Person’s privacy or confidentiality rights under Applicable Law. Since the Reference Date, the Company has not received any written or other complaint or notice from any Governmental Authority or other Person (including any employee, contractor, customer or supplier) with respect to the use of a Person’s personal information by the Company or any agent, employee or contractor thereof.

3.18 Real Property. The Company does not own or lease any real property.

3.19 Relations with Third Parties.

(a) Schedule 3.20(a) sets forth a list of the top ten (10) customers of the Company by dollar volume for the most recent fiscal year. The Company has not received any notice from any such customer to the effect that, and, to the Knowledge of the Company, there is no reason to believe that any such customer will stop purchasing, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, products or services provided by the Company.

(b) Schedule 3.20(b) sets forth a list of the top ten (10) suppliers of the Company by dollar volume for the most recent fiscal year. The Company has not received any notice from any such supplier to the effect that, and, to the Knowledge of the Company, there is no reason to believe that, any such supplier will stop providing, or materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, the products or services provided to the Company.

3.20 Related Persons. No Related Person has, or since the Reference Date has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used by the Company. No Related Person owns, or since the Reference Date has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that (a) has had business dealings or a material financial interest in any transaction with the Company or (b) is a Competing Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except for the Khandrius Phantom Equity Agreement, no Related Person is a party to any Contract with, has any claim or right against, or is indebted to, the Company. The Company is not indebted or otherwise obligated to any Related Person, except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

3.21 Materials and Information. All cost estimates, forecasts, projections and other forward looking information regarding the Company or the Business that have been provided to Buyer and its Representatives were prepared in good faith based upon assumptions believed to be reasonable at the time and there are no material updates to such estimates, forecasts, projections and other forward looking information. To the Knowledge of the Company, there is no reason to believe that any of the assumptions reflected in such cost estimates, forecasts, projections or other predictions or forward looking information are no longer reasonable or accurate. None of Sellers or the Company has made or makes any express or implied representation or warranty as to the future revenue, profitability or success of the Company.

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3.22 Disclosure. No representation, statement, or information contained in this Agreement (including the Disclosure Schedule) or any Contract or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to Buyer or its Representatives by the Company, Sellers or any of their respective Representatives contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the information contained therein not misleading. The Company has provided Buyer with true, accurate and complete copies of all material documents listed or described in the Disclosure Schedule. The Company does not have Knowledge of any fact that has specific application to the Company (other than general economic or industry conditions) and that may negatively affect the assets, Business, prospects, financial condition or results of operations of the Company that has not been set forth in this Agreement or the Disclosure Schedule.

3.23 Brokers or Finders. None of the Sellers, the Company or any of their respective Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with this Agreement or the Contemplated Transactions.

3.24 Earnout Shares.

(a) Each Seller acknowledges that such Seller has received all the information that such Seller considers necessary or appropriate for deciding whether to acquire the Earnout Shares. Such Seller further represents that such Seller has had an opportunity to ask questions and receive answers from Buyer and its Affiliates regarding the Earnout Shares.

(b) Each Seller acknowledges that such Seller can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that makes such Seller capable of evaluating the merits and risks of the investment in the Earnout Shares. Each Seller has made its own decision to make an investment in the Earnout Shares and has not relied on any advice regarding its decision to make such investment in the Earnout Shares by Buyer or any of its Affiliates.

(c) Each Seller is acquiring the Earnout Shares, if earned and paid in accordance with the terms of this Agreement, for its own account with the present intention of holding the Earnout Shares for investment purposes and not with a view to or for sale in connection with any public distribution of such securities in violation of any federal or state securities laws.

(d) Each Seller is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act and agrees to furnish such documents and to comply with such reasonable requests of Buyer as may be necessary to substantiate its status as a qualifying investor in connection herewith.

(e) Each Seller acknowledges that the Earnout Shares are characterized as “restricted securities” under the federal securities laws insofar as they are being acquired from Buyer or its Affiliates, if earned and paid in accordance with the terms of this Agreement, in a transaction not involving a public offering and that under such laws and applicable regulations the Earnout Shares may not be resold without registration under the Securities Act except in certain limited circumstances. Therefore, each Seller represents that such Seller is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Securities Act, and understands the resale limitations imposed thereby and by the Securities Act.

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(f) Following the satisfaction of applicable holding periods and other conditions under Rule 144 or any other exemption from registration under the Securities Act, Buyer shall, upon the reasonable request of any Seller, use commercially reasonable efforts to cooperate in the removal of any restrictive legends from the certificates (or book-entry notations) representing the Earnout Shares, including by providing any necessary documentation, consents, or instructions to its transfer agent. Buyer shall not unreasonably delay or withhold its cooperation in connection with any such request made in good faith and supported by a legal opinion reasonably satisfactory to Buyer or other customary documentation.

(g) Each Seller recognizes that an investment in the Earnout Shares involves a high degree of risk, including, but not limited to, the risk of economic losses from operations of Buyer and/or its Affiliates.

(h) Each Seller is in a financial position to hold the Earnout Shares, if earned and paid in accordance with the terms of this Agreement, for an indefinite period of time and is able to bear the economic risk and withstand a complete loss of such Seller’s investment in the Earnout Shares.

(i) Each Seller has not retained any finder, broker, agent, financial advisor, Purchaser Representative (as defined in Rule 501(h) of Regulation D of the Securities Act) or other intermediary in connection with the transactions contemplated by this Agreement and agrees to indemnify and hold harmless Buyer and its Affiliates from any Liability for any compensation to any such intermediary retained by such Seller and the fees and expenses of defending against such Liability or alleged Liability.

(j) The Earnout Shares, if earned and paid in accordance with the terms of this Agreement, will be issued to each Seller in such Seller’s name solely for its own account for investment and not with the intention to transfer to any other Person.

(k) Each Seller hereby represents that it is not subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1) subsections (i) through (viii) of the Securities Act.

(l) Each Seller has consulted its own independent legal, tax, accounting and other advisors or has otherwise satisfied itself with respect to its rights and obligations under this Agreement and the tax and other economic consequences to it of the purchase, receipt or ownership of the Earnout Shares, if earned and paid in accordance with the terms of this Agreement, including the tax consequences under applicable federal, state, local, and other income tax laws and the possible effects of changes in such tax laws. Each Seller is not relying on Buyer or any of its Affiliates with respect to the legal, tax, economic and related considerations of an investment in the Earnout Shares.

(m) Each Seller understands and agrees that an investment in the Earnout Shares involves a high degree of risk and that no guarantees have been made or can be made with respect to the future value of the Earnout Shares or the future profitability or success of Buyer or any of its Affiliates.

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ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Company and Sellers that the statements contained in this ARTICLE 4 are true, accurate and complete as of the date hereof.

4.1 Organization and Good Standing. Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2 Enforceability; Due Authority; No Conflict.

(a) This Agreement and the other Transaction Documents to which Buyer is a party has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by each other party thereto) this Agreement and the other Transaction Documents to which Buyer is a party constitute legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

(b) Buyer has full corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation by Buyer of the Contemplated Transactions has been duly authorized by all requisite corporate action on the part of Buyer and no other corporate proceedings on the part of Buyer are necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which it is a party or to consummate the Contemplated Transactions.

(c) The execution and delivery by Buyer of this Agreement, and the performance of its obligations hereunder does not require a registration, filing, application, notice, consent, approval, order, qualification, authorization, designation, declaration or waiver with, to or from any Governmental Authority.

4.3 Certain Proceedings. There is no pending Action that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

4.4 Brokers or Finders. Neither Buyer nor any of its Representatives has incurred any Liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement or the Contemplated Transactions.

ARTICLE 5

POST-CLOSING COVENANTS

5.1 Tax Matters.

(a) Sellers will prepare, or cause to be prepared, at Sellers’ expense, all income Tax Returns for the Company for all taxable periods ending on or before the Closing Date that are first due after the Closing Date. All such Tax Returns shall be prepared in a manner consistent with the past practices of the Company unless otherwise required by Applicable Law or this Agreement. Sellers shall provide Buyer with a copy of any such income Tax Returns for its review and comment at least thirty (30) Business Days prior to its due date and Sellers shall make any changes reasonably requested by Buyer. After such review, Sellers will submit such income Tax Returns to the Company for filing.

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(b) Buyer will prepare, or cause to be prepared, in a manner consistent with the past practices of the Company unless otherwise required by Applicable Law or this Agreement all other Tax Returns of the Company relating to a Pre-Closing Tax Period (including Straddle Periods). Buyer shall provide Sellers with a copy of any such Tax Returns to the extent Sellers may have an indemnification obligation under this Agreement with respect thereto, for their review and comment reasonably in advance of its due date (taking into account extensions) and Buyer shall consider in good faith any changes reasonably requested by Sellers. For purposes of this Agreement, in the case of any Taxes that are imposed with respect to any Straddle Period, the portion of such Tax which relates to the portion of such Straddle Period ending on and including the Closing Date shall (x) in the case of any real or personal property Taxes or other similar ad valorem Taxes, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period and (y) in the case of any other Tax, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date.

(c) At least five (5) Business Days prior to the due date for filing any Tax Return of the Company relating to a Pre-Closing Tax Period, Sellers shall promptly pay to Buyer (or the Company) all Pre-Closing Taxes (to the extent that such Taxes were not reflected as a liability in the calculation of Closing Indebtedness) shown to be due on any such Tax Return.

(d) In the case of an audit or administrative or judicial proceeding relating to Taxes that relate to a Pre-Closing Tax Period, and for which the Buyer is entitled to obtain indemnification from Sellers under this Agreement for the amount of such Taxes (a “Pre-Closing Tax Contest”), Buyer shall notify Sellers of the Pre-Closing Tax Contest in writing within fifteen (15) days of the Buyer’s or the Company’s receipt of notification of the Pre-Closing Tax Contest from a Governmental Authority; provided, that no delay on the part of Buyer in notifying Sellers shall relieve any Seller from any obligation hereunder unless, and then solely to the extent, such Seller is actually materially prejudiced thereby. Sellers shall have the right to elect, within fifteen (15) days of receiving such written notice from Buyer, to control the conduct of any such Pre-Closing Tax Contest (other than any Straddle Period Tax Contest, which shall be controlled by Buyer as provided herein) to the extent such Pre-Closing Tax Contest relates solely to a taxable period ending on or before the Closing Date by notifying Buyer in writing of such election, in which case Buyer shall have the right, at its expense, to participate in such Pre-Closing Tax Contest. If Sellers do not timely elect to control such Pre-Closing Tax Contest, then Buyer shall control the conduct of such Pre-Closing Tax Contest and Sellers shall have the right, at their own expense, to participate in such Pre-Closing Tax Contest. Buyer shall control all tax contests relating to any Straddle Period and Sellers shall have the right, at their own expense, to participate in such tax contest, but only to the extent that Buyer is entitled to obtain indemnification from Sellers under this Agreement for the amount of the related Taxes (such tax contest a “Straddle Period Tax Contest” and together with a “Pre-Closing Tax Contest”, a “Tax Contest”). The Party controlling a Tax Contest shall conduct such Tax Contest actively, diligently, and in good faith, shall in any event keep the other Party informed of the progress of such Tax Contest, shall promptly provide the other Party with copies of all material documents (including material notices, protests, briefs, written rulings and determinations and correspondence) pertaining to such Tax Contest, and shall not settle such Tax Contest without the other Party’s advance written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. This Section 5.1(d), and not Section 6.4 nor 7.10, shall control in the case of any Tax Contest, or other audit or administrative or judicial proceeding relating to Taxes. Notwithstanding any provision of this Agreement to the contrary, with respect to any tax year ending on or before the Closing Date for which the Company has not elected out of the centralized partnership audit regime in accordance with Section 6221(b) of the Code, Sellers shall cause the Company to timely make the election under Section 6226(a) of the Code (and similar elections under state or local law) with respect to any “imputed underpayment” as defined in Section 6225 of the Code (and any analogous assessment or liability under any similar state or local Law), to make inapplicable the requirement in Section 6225 of the Code that the Company pay any “imputed underpayment” within the meaning of Section 6225 of the Code.

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(e) Sellers shall pay all transfer, documentary, sales, use, value-added, gross receipts, stamp, registration or other similar transfer Taxes (“Transfer Taxes”) incurred in connection with the consummation of the transactions contemplated by this Agreement when due, and Sellers will, at their expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees, and charges, and, if required by Applicable Law, Buyer will join in the execution of any such Tax Returns and other documentation. The Parties shall cooperate to minimize or avoid any such Transfer Taxes that might be imposed to the extent permitted by Applicable Law.

(f) Buyer, the Company and Sellers will cooperate fully, as and to the extent reasonably requested by the other Party/ies, in connection with the filing of any Tax Return or claim for refund and any Tax Contest or other Action with respect to Taxes or Tax Returns of the Company. Such cooperation will include the retention and (upon the request of the other Party/ies), the provision of records and information that are reasonably relevant to any such Tax Return, claim for refund, Tax Contest or other Action, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(g) Sellers (or any entity designated by Sellers) will be entitled to any cash Tax refunds of the Company, including, for the avoidance of doubt, the Employee Retention Tax Credit, that are received by the Company after the Closing Date that relate to a taxable period ending on or before the Closing Date, except to the extent any such refund (i) was taken into account in the calculation of Closing Indebtedness, or (ii) arises as the result of a carryback of a loss or other Tax benefit from a Tax period (or portion thereof) beginning after the Closing Date. Buyer shall pay (or shall cause the Company to pay) to Sellers, in accordance with their Pro Rata Shares, any such refund that is actually received, within fifteen (15) Business Days after the actual receipt of such refund, net of (x) any Taxes of Buyer and its Affiliates (including the Company) attributable to the receipt of any such refund and (y) any costs and expenses incurred by Buyer and its Affiliates (including the Company) in obtaining any such refund. If any Tax refund is subsequently disallowed or determined to be an amount less than the amount taken into account to make a payment pursuant to this Section 5.1(g) by a taxing authority, then Sellers shall promptly return such excess to Buyer, the Company, or any of their Affiliates, along with any applicable interest and penalties.

(h) The Parties acknowledge and agree that, for income Tax purposes, the purchase and sale of the Interests is intended to be governed by IRS Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), and, pursuant thereto, (i) with respect to Buyer, (A) the Company shall be deemed to make a liquidating distribution of its assets to the Sellers, and (B) Buyer shall be deemed to acquire, by purchase, all such assets from the Sellers; and (ii) with respect to the Sellers, the Sellers shall be treated as selling partnership interests. Each Party shall file all Tax Returns consistently with this Section 5.1(h) and shall not take or permit to be taken any Tax position inconsistent therewith, unless otherwise specifically required by Applicable Law. The Parties further agree that the consideration provided for in this Agreement (plus any other amounts required by Applicable Law to be included in such allocation) shall be allocated for federal (and, where applicable, state and local) income Tax purposes among the assets of the Company in accordance with the methodology set forth on Schedule 5.1(h) hereto.

5.2 Assistance in Proceedings. At Buyer’s expense, each Seller will cooperate with Buyer and its Representatives in the contest or defense of, and provide any testimony and access to its books and records in connection with, any Action involving or relating to (a) the Contemplated Transactions or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Company or the Business.

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5.3 Business Relationships. Each Seller will refer to Buyer all inquiries relating to the Company or the Business. No Seller shall take any action that is intended to diminish the value of the Company or the Business after the Closing.

5.4 Confidentiality. From and after the date hereof, each Seller shall, and shall cause his respective Affiliates to, hold all of the Confidential Information in the strictest confidence, refrain from using any of the Confidential Information, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in the possession of such Seller or any of his Affiliates. If either Seller or any of his respective Affiliates is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, then such Seller shall notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with this Section 5.4. If, in the absence of a protective order or the receipt of a waiver hereunder, such Person, on the written advice of counsel, is compelled to disclose any Confidential Information to any Governmental Authority or else stand liable for contempt, then such Person may disclose the Confidential Information (and only such portion of the Confidential Information as is required to be disclosed) to the Governmental Authority; provided, however that Buyer may, at its expense, seek to obtain, at the request and expense of Buyer, an order or other assurance (as Buyer may designate) that confidential treatment will be given to such portion of the Confidential Information required to be disclosed.

5.5 Restrictive Covenants.

(a) In consideration of the Purchase Price, during the period (the “Restricted Period”) beginning on the date hereof and ending on the fifth (5th) anniversary of the Closing Date, no Seller shall directly or indirectly:

(i) within any jurisdiction or marketing area in which the Business has been conducted (the “Restricted Territory”), own securities of, have an economic interest in, manage, operate, control, be employed by or participate in the ownership, economics, management, operation or control of, any Competing Business; provided, however, that (A) such Seller shall not be prohibited from owning up to five percent (5%) of the outstanding equity securities of a company that is publicly traded on a national securities exchange so long as such Seller has no active participation in connection with the business of such company, and (B) Troy Osinoff shall not be prohibited from engaging in the “Permitted Services” (as such term is defined in Troy Osinoff’s Employment Agreement, dated on or about the date hereof, with ONAR, LLC);

(ii) persuade or attempt to persuade any customer or potential customer within the Restricted Territory: (A) not to do business, or change the terms of doing business, with Buyer or the Company or any of their successors or assigns, or (B) to do business with another company;

(iii) solicit the business of any Person within the Restricted Territory that is a customer, or was a customer of the Company within two (2) years prior to the date hereof, or in any way interfere with the relationship between Buyer, the Company or the Business, on the one hand, and any such Person or business relationship, on the other hand, including (A) making any negative or disparaging statements or communications or (B) investing in, or making any loan to, any such Person; provided, however, that such Seller shall not be prohibited from soliciting the business of any such Person (including without limitation, for the provision of consulting, advisory, or similar services) so long as such Seller (x) is not doing so on behalf of a Competing Business, (y) has provided Buyer with prior written notice of its intent to solicit the business of any such Person, and (z) describes the nature of the business (which shall not be a Competing Business) that intends to conduct such solicitation;

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(iv) disparage the Company or the Business, Buyer or any of Buyer’s Affiliates or any Representatives of Buyer or its Affiliates; provided, however, that truthful statements made under oath in arbitration or court in connection with a dispute resolved in accordance with this Agreement shall not constitute disparagement; or

(v) employ or engage or solicit for employment or engagement within the Restricted Territory any: personnel (regardless of whether classified as employees or independent contractors) of Buyer or any personnel (regardless of whether classified as employees or independent contractors) that was employed or engaged by the Business, the Company or any Affiliate thereof at any time after December 31, 2023; provided, that the restrictions of this clause (v) shall not apply to David Khandrius or to personnel (regardless of whether classified as employees or independent contractors) of the Company who responds to a solicitation of general circulation not specifically targeted at such personnel.

(b) For avoidance of uncertainty, the restrictions in this Section 5.5 are not intended to prevent Sellers from providing services to current and former customers of the Company, or from accepting employment from such Persons; provided that such services and/or employment are not adverse to the interests of the Company and Sellers otherwise comply with the provisions of this Section 5.5. In addition, the restrictions in this Section 5.5 are not intended to prevent Sellers from providing general marketing advice and support in connection with the provision of other services; provided that such advice and support are not adverse to the interests of the Company and Sellers otherwise comply with the provisions of this Section 5.5.

(c) It is the desire and intent of the Parties that the provisions of this Section 5.5 shall be enforced to the fullest extent permissible under the Applicable Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 5.5 is adjudicated to be invalid or unenforceable, then this Section 5.5 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable; such amendment to apply only with respect to the operation of this Section 5.5 in the particular jurisdiction in which such adjudication is made.

(d) The Parties recognize that the performance of the obligations under this Section 5.5 by the Restricted Parties is special, unique and extraordinary in character. Each Restricted Party acknowledges and agrees that irreparable injury will result to Buyer, the Company and the Business in the event of a breach of any of the provisions of this Section 5.5 and that Buyer, the Company and the Business will have no adequate remedy at law with respect thereto. Accordingly, in the event of the Breach by a Restricted Party of the terms and conditions of this Section 5.5, in addition to any other legal or equitable remedy that Buyer may have, (i) Buyer shall be entitled to obtain damages for any Breach of this Section 5.5 and (ii) without having to demonstrate the inadequacy of money damages or irreparable harm and (to the extent permitted by Applicable Law) without posting a bond or other security, Buyer shall be entitled to (A) enforce the specific performance of each provision of this Section 5.5 by the Restricted Parties or (B) enjoin the Restricted Parties from violating the terms of this Section 5.5, including through entry of a preliminary injunction or a permanent injunction by a court of competent jurisdiction. Each Restricted Party agrees, on behalf of itself and its Affiliates, to submit to the jurisdiction of such court in any such Action.

(e) If a Restricted Party is determined by a court or arbitrator to have violated any provision of this Section 5.5, then the Restricted Period with respect to the provision that was violated shall be automatically tolled to account for the period of violation (including until all appeals, if any, are resolved).

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5.6 Removal of Sellers as Guarantors; Bank Accounts. Following the Closing Date, Buyer shall take commercially reasonable steps to remove Seller(s) as guarantors on any Company accounts or contracts, including without limitation Company credit card accounts, merchant accounts, and bank accounts. If, following the Closing, Sellers retain any bank accounts used by the Company, Sellers shall grant to Buyer and its Representatives “view only” access to such bank accounts; and if, following the Closing, any funds are deposited into such banks accounts that are intended for the Company, then Sellers shall promptly transfer any such funds to Buyer or an account designated by Buyer. On the date that is ninety (90) days following the Closing, or another date that is mutually agreed upon by Sellers and Buyer, Sellers shall close all bank accounts previously used by the Company and shall provide evidence of such closure to Buyer, whereupon Buyer and its Representatives shall no longer have any access to such bank accounts.

5.7 PCAOB Audit. Sellers shall provide assistance as requested by Buyer and its Representatives, and Sellers shall respond promptly to Buyer’s and its Representatives’ requests, to facilitate the audit of the financial statements of the Company in accordance with the standards of the Public Company Accounting Oversight Board, including without limitation promptly providing any and all supporting documentation in any Seller’s possession as requested by Buyer or its Representatives.

5.8 Further Assurances. The Parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall execute and deliver to each other such other documents and do such other acts and things as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

ARTICLE 6

INDEMNIFICATION; REMEDIES

6.1 Survival.

(a) The representations and warranties of Buyer, Sellers and the Company contained in this Agreement or any other Transaction Document shall survive until the fifteenth (15th) month anniversary of the Closing Date; provided, however, that (i) the representations and warranties contained in Sections 3.1 (Organization and Good Standing), 3.2(b) (Due Authority), 3.3 (Capitalization), 3.4 (Financial Statements), 3.5(Books and Records), 3.9 (Accounts Receivable; Prepaid Ad Spending), 3.23 (Brokers or Finders) and 3.24 (Earnout Shares) shall survive the Closing Date for seven (7) years, (ii) the representations and warranties contained in Sections 3.15 (Taxes) and 3.16 (Employment Matters and Employment Benefit Plans) shall survive the Closing Date until the sixtieth (60th) day after the expiration of the respective statutes of limitation for Third Party Claims applicable to the matters covered thereby (the representations and warranties covered by clauses (i) and (ii) are collectively referred to herein as the “Seller Specified Representations”), and (iii) the representations and warranties contained in Sections 4.1 (Organization and Good Standing), 4.2(b) (Due Authority) and 4.4 (Brokers or Finders) shall survive the Closing Date for seven (7) years (the representations and warranties covered by clause (iii) are collectively referred to herein as the “Buyer Specified Representations”). The covenants and other agreements of the Parties contained in this Agreement or any other Transaction Document shall survive the Closing Date until they are otherwise terminated by their terms. The period from the Closing Date until the date upon which any representation or warranty contained herein terminates if any, is referred to herein as the “Survival Period” for such representation or warranty. For the avoidance of doubt, the Survival Period shall not affect any causes of action other than for Breach of representations and warranties and shall affect only Indemnified Persons.

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(b) Indemnified Persons shall not be entitled to make any claim in respect of any representation or warranty after the expiration of its applicable Survival Period, except that any claim initiated by an Indemnified Person prior to the expiration of the applicable Survival Period shall survive until it is settled or resolved pursuant to this Agreement.

6.2 Indemnification and Reimbursement by Sellers.

(a) Sellers, severally in accordance with their Pro Rata Shares and not jointly, shall indemnify the Buyer Indemnified Persons against, hold Buyer Indemnified Persons harmless from, and reimburse the Buyer Indemnified Persons for, any Losses, arising from, related to or in connection with:

(i) any Breach of any representation or warranty of the Company or any Seller contained in this Agreement;

(ii) any Breach of any covenant or agreement of the Company or any Seller contained in this Agreement;

(iii) any Liabilities attributable to activities of the Company or any Seller prior to the Closing Date;

(iv) any Closing Indebtedness or Company Transaction Expenses that remain outstanding following Closing, unless the reason such amounts remain outstanding is due to Buyer’s failure to pay such amounts in accordance with Section 2.2(b)(i) or 2.2(b)(ii);

(v) any and all matters set forth on Schedule 3.13(b);

(vi) any fraud by the Company or any Seller;

(vii) the Employee Retention Tax Credit;

(viii) any Pre-Closing Taxes;

(ix) the classification and/or characterization of independent contractors of the Company under Applicable Law prior to the Closing Date; and

(x) the Khandrius Phantom Equity Agreement and/or the Khandrius Payment.

(b) Notwithstanding Section 6.2(a):

(i) the obligation of Sellers to indemnify and reimburse the Buyer Indemnified Persons under Sections 6.2(a)(i), 6.2(a)(ii) and/or 6.2(a)(iii) shall not apply until the aggregate amount of Losses claimed thereunder exceeds $10,000 (the “Threshold”), after which Sellers shall be liable for all such Losses from the first dollar; provided however, that the limitations on indemnity set forth in this Section 6.2(b)(i) shall not be applicable to any claim described in Section 6.6(a) or any claim arising out of a Breach of any of the Seller Specified Representations;

(ii) the maximum aggregate indemnification obligation of Sellers under Section 6.2(a)(i) shall be $200,000; provided however, that the limitations on indemnity set forth in this Section 6.2(b)(ii) shall not be applicable to any claim described in Section 6.6(a) or any claim arising out of a Breach of any of the Seller Specified Representations; and

(iii) the maximum aggregate indemnification obligation of Sellers under Section 6.2(a)(i) – 6.2(a)(x) shall be the sum of the Closing Consideration, the Earnout Payments, if any, and any and all other amounts paid to Sellers in connection with this Agreement including without limitation the Employee Retention Tax Credit and the Final Closing Accounts Receivable (Sellers’ portion only) (such sum, the “Cap”); provided however, that the limitations on indemnity set forth in this Section 6.2(b)(iii) shall not be applicable to any claim described in Section 6.6(a).

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6.3 Indemnification and Reimbursement by Buyer.

(a) Buyer shall indemnify Sellers against, hold Sellers harmless from, and reimburse Sellers for, any Losses arising from or in connection with:

(i) any Breach of any representation or warranty of Buyer contained in this Agreement;

(ii) any Breach of any covenant or agreement of Buyer contained in this Agreement;

(iii) any Third Party Claims attributable to activities of the Company that occur after the Closing Date; and

(iv) any pre-Closing guarantee of the Company’s performance on any contract or account by any Seller to the extent that any such Loss is attributable to the post-Closing acts or omissions of Buyer, including without limitation any credit cards of the Company that are guaranteed by any Seller.

(b) Notwithstanding Section 6.3(a):

(i) the obligation of Buyer to indemnify and reimburse Sellers under Sections 6.3(a)(i) and/or 6.3(a)(ii) shall not apply until the aggregate amount of Losses claimed thereunder exceeds the Threshold, after which Buyer shall be liable for all such Losses from the first dollar; provided however, that the limitations on indemnity set forth in this Section 6.3(b) shall not be applicable to any claim described in Section 6.6(a) or any claim arising out of a Breach of any of the Buyer Specified Representations;

(ii) the maximum aggregate indemnification obligation of Buyer under Section 6.3(a)(i) shall be $200,000; provided however, that the limitations on indemnity set forth in this Section 6.3(b)(ii) shall not be applicable to any claim described in Section 6.6(a) or any claim arising out of a Breach of any of the Buyer Specified Representations; and

(iii) the maximum aggregate indemnification obligation of Buyer under Section 6.3(a)(i) – 6.2(a)(iv) shall be the Cap; provided however, that the limitations on indemnity set forth in this Section 6.3(b)(iii) shall not be applicable to any claim described in Section 6.6(a).

6.4 Third Party Claims.

(a) Promptly after receipt by a Person entitled to indemnity under Sections 6.2 or 6.3 (an “Indemnified Person”) of notice of the assertion of a Third Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third Party Claim; provided, that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any Liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

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(b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 6.4(a) of the assertion of a Third Party Claim, then the Indemnifying Person shall be entitled to assume the defense of such Third Party Claim, with counsel reasonably satisfactory to the Indemnified Person; provided, that the Indemnifying Person shall not have the right to assume the defense of such Third Party Claim if (i) the Indemnifying Person fails to conduct the defense of the claim actively and diligently, (ii) any applicable limitation herein would serve to limit the obligation of the Indemnifying Person to indemnify the Indemnified Person for any Losses which would be reasonably anticipated to result from such claim were it successful or (iii) the Indemnifying Person is not reasonably anticipated to have the financial wherewithal to indemnify the Indemnified Person if the claim is successful. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this ARTICLE 6 or any fees of other counsel or any other expenses with respect to the defense of such Third Party Claim, in each case, subsequently incurred by the Indemnified Person in connection with the defense of such Third Party Claim. If the Indemnifying Person assumes the defense of a Third Party Claim, then (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that Third Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Applicable Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person has no Liability with respect to such compromise or settlement. If notice is given to an Indemnifying Person of the assertion of any Third Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of the Indemnifying Person’s election to assume the defense of such Third Party Claim, then the Indemnifying Person will be bound by any determination made in such Third Party Claim or any compromise or settlement effected by the Indemnified Person.

(c) Notwithstanding the foregoing, the Indemnifying Person will not be entitled to assume (or retain, as applicable) control of such defense if (i) the claim for indemnification relates to or arises in connection with any criminal Action, indictment or allegation against the Indemnified Person, (ii) the Indemnified Person concludes in good faith that, in light of any actual or potential conflict of interest, it would be inappropriate for legal counsel selected by the Indemnifying Person to represent the Indemnified Person, (iii) the Indemnified Person believes in good faith that an adverse determination with respect to the Action giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Person’s reputation or future business prospects, (iv) the Indemnifying Person fails to vigorously and continuously prosecute or defend such claim in good faith or fails to begin such prosecution or defense in a timely manner, or (v) the Indemnified Person determines in good faith that the Indemnifying Person does not have the financial wherewithal to undertake a vigorous and protracted prosecution or defense of such claim.

(d) With respect to any Third Party Claim subject to indemnification under this ARTICLE 6: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof where such Person is not represented by its own counsel, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

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(e) With respect to any Third Party Claim subject to indemnification under this ARTICLE 6, the Parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges of the other Party. In connection therewith, each Party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with Applicable Law and rules of procedure); and (ii) all communications between any Party and counsel responsible for or participating in the defense of any Third Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

6.5 Direct Claims. If an Indemnified Person has a claim for indemnification on account of any Losses which do not result from a Third Party Claim (a “Direct Claim”), then such Indemnified Person shall give the Indemnifying Person written notice of such Direct Claim prior to the expiration of the applicable Survival Period with respect to such Direct Claim. Such notice by the Indemnified Person shall describe the Direct Claim in reasonable detail and indicate the estimated amount, if reasonably practicable, of Losses that have been or may be sustained by the Indemnified Person.

6.6 No Bar; Losses; Effect on Indemnity.

(a) Notwithstanding anything to the contrary contained in this Agreement, nothing inARTICLE 6 shall operate to bar or limit (and for the avoidance of doubt, no cap, basket or deductible shall limit) any claim or the Losses arising from or based on fraud or criminal misconduct.

(b) For purposes of determining whether a Breach has occurred and calculating the amount of Losses incurred by a party seeking indemnification hereunder arising out of or resulting from any Breach of a representation, warranty covenant or agreement contained herein, references to materiality (or other similar terms) shall be disregarded.

(c) As used herein, Losses of a Person are not limited to matters asserted by Third Parties, but include Losses incurred or sustained by such Person in the absence of claims by Third Parties.

(d) The rights of an Indemnified Person under this Agreement shall not be abridged by virtue of any investigation having been conducted, or any knowledge having been acquired, by or on behalf of such Indemnified Person, prior to the Closing Date.

(e) The amount of any Loss payable under this Article 6 by an Indemnifying Person shall be net of any amounts actually recovered by the Indemnified Person from insurance policies, net of the following: (A) costs and expenses (including Taxes) incurred by such Indemnified Person in procuring such recovery; (B) any increase in insurance premiums; and (C) deductibles and other amounts incurred in connection with such recovery.

(f) No Indemnified Person shall be entitled to recover the amount of any Loss suffered by such Indemnified Person more than once, regardless of whether such Loss may be as a result of a breach of more than one representation, warranty, obligation or covenant or otherwise.

(g) Any indemnification payments made pursuant to this ARTICLE 6 shall be treated as an adjustment to the Purchase Price unless otherwise required by Applicable Law.

6.7 Manner of Payment; Recourse. Any indemnification owing to an Indemnified Person pursuant to this ARTICLE 6 shall be effected by wire transfer or delivery of other immediately available funds from the Indemnifying Person(s) within ten (10) days after the final determination thereof to an account or accounts designated in writing by such Indemnified Person.

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6.8 Set Off Rights. Notwithstanding any other provision in this Agreement, Buyer or any Affiliate thereof (including, from and after the Closing, the Company) may in good faith withhold and set off against any amounts due to a Seller or any Affiliate thereof under the Transaction Documents after the Closing (including any Tax refunds pursuant to Section 5.1(g), any Earnout Payment and any amounts Buyer is obligated to indemnify Sellers pursuant to this ARTICLE 6) that amount as to which such Seller is obligated to indemnify Buyer pursuant to this ARTICLE 6. If Buyer believes in good faith that it has a claim against a Seller, Buyer or any Affiliate thereof may defer making payment of amounts otherwise due to such Seller up to the amount of Buyer’s claim, until the resolution of such claim. Buyer’s exercise of such right of set off, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of set off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

6.9 No Circular Recovery. Each Seller, on behalf of himself and each of his Affiliates and each of their respective officers, directors, partners, equity holders, members, managers, trustees, beneficiaries and employees, hereby agrees that such Seller shall not make (and shall cause each such Affiliate, officer, director, partner, equity holder, member, manager, trustee, beneficiary and employee not to make) any claim for indemnification against the Company by reason of the fact that such Seller or such Affiliate, officer, director, partner, equity holder, member, manager, trustee, beneficiary or employee was an officer, director, equity holder, manager, employee or agent of the Company or was serving at the request of the Company as a partner, trustee, officer, director, manager, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise) with respect to any Action brought by any of the Buyer Indemnified Persons against any Seller or any claim against any Seller in connection with this Agreement or any other Transaction Document, and each Seller hereby acknowledges and agrees that neither such Seller nor any of such Affiliates, officers, directors, partners, equity holders, members, managers or employees shall have any claims or right to contribution or indemnity from the Company with respect to any amounts paid by such Sellers pursuant to this ARTICLE 6.

6.10 Exclusive Remedies. Other than claims arising from fraud or criminal misconduct, and other than claims seeking specific performance, injunctive relief or similar equitable remedies, the Parties acknowledge and agree that their exclusive remedy with respect to any and all claims for any Breach of any provision set forth herein shall be pursuant to the indemnification provisions set forth in this ARTICLE 6. Nothing in this Agreement shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any Party’s fraud or criminal misconduct. If for any reason the indemnification for Losses provided for in this Agreement is unenforceable, unavailable to any Indemnified Person, or insufficient to hold such Indemnified Person harmless in full, then the Indemnifying Person shall make the maximum contribution to the payment and satisfaction of such Losses which is permissible under Applicable Law.

ARTICLE 7

GENERAL PROVISIONS

7.1 Entire Agreement and Modification. This Agreement and the Disclosure Schedule, other Schedules, Exhibits and other documents delivered pursuant to this Agreement, together with the Confidentiality Agreement, supersede all prior agreements, whether written or oral, between the Parties with respect to their subject matter (including any letter of intent, term sheet or the like between Buyer and Sellers) and constitute a complete and exclusive statement of the terms of the agreement between the Parties with respect to their subject matter.

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7.2 Notices.  All notices, Consents and other communications required or permitted by this Agreement shall be in writing and shall be (a) delivered to the appropriate address by hand, by nationally recognized overnight service or by courier service (costs prepaid) or (b) sent by e-mail, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a Party may designate by notice to the other Party):

Sellers:

Michael Lisovetsky

488 NE 18th St Unit 5000

Miami, FL 33132

Email: mlisovetsky@gmail.com

Troy Osinoff

488 NE 18th St Unit 4215

Miami, FL 33132

Email: tosinoff@gmail.com

with a copy (which shall not constitute notice) to:

S. Christopher Winter

1920 N. Hillhurst Ave., Suite 1027

Los Angeles, CA 90027

Email: kw@winterlaw.us

Buyer:

Storia Agency, LLC

8605 Santa Monica Blvd

PMB 36522

Los Angeles, CA 90069

Attention:  Claude Zdanow

Email:  c@onar.com

with a copy (which shall not constitute notice) to:

Baker & Hostetler LLP

1900 Avenue of the Stars, Suite 2700

Los Angeles, CA 90067-4508

Attention:  Will Chuchawat

Email: wchuchawat@bakerlaw.com

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All notices, Consents, waivers and other communications shall be deemed have been duly given (as applicable):  if delivered by hand, when delivered by hand; if delivered by overnight service, when delivered by nationally recognized overnight service; if delivered by courier, when delivered by courier; or if delivered by email, when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day).

7.3 Enforcement of Agreement. The Company and Sellers acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific material terms and that any material Breach of this Agreement by the Company or any Seller could not be adequately compensated by monetary damages alone. Accordingly, in the event of a Breach by the Company or any Seller of any provision of this Agreement, in addition to any other legal or equitable remedy that Buyer may have, (a) Buyer shall be entitled to obtain damages for any such Breach and (b) without having to demonstrate the inadequacy of money damages or irreparable harm and (to the extent permitted by Applicable Law) without posting a bond or other security, Buyer shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement. Further, the Company and Sellers hereby waive any claim or defense that there is an adequate remedy at law for such Breaches or threatened Breaches. Seeking specific performance or temporary, preliminary or permanent injunctive relief shall not be an election of remedies and shall not limit the obligation of the Party Breaching or threatening Breach to indemnify under this Agreement.

7.4 Modifications; Waiver; Remedies Cumulative. No provision of this Agreement may be amended, supplemented, waived or otherwise modified except by a written agreement mutually executed by the Parties (except for assignments as permitted in Section 7.7). Notwithstanding anything to the contrary herein, the rights and remedies of the Parties hereunder are cumulative and not alternative. Neither any failure nor any delay by any Party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (a) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party will be deemed to be a waiver of any obligation of that Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the other Transaction Documents.

7.5 Expenses. Except as otherwise provided in this Agreement, each Party will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of the Transaction Documents and the Contemplated Transactions, including all fees and expense of its Representatives.

7.6 Public Announcements. The initial press release with respect to the Contemplated Transactions shall be made by Buyer and Sellers shall have an opportunity to review and provide comments. Other than Sellers’ opportunity to review and provide comments to such initial press release, neither the Company, Sellers nor any of their respective Affiliates shall issue or cause the publication of any press release or other announcement with respect to the Contemplated Transactions, this Agreement or any other Transaction Documents without the prior written consent of Buyer, except as may be required by Applicable Law.

7.7 Assignments, Successors and No Third Party Rights. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party hereto without the prior written consent of the other Parties hereto and any attempt to do so will be void, except (a) for assignments and transfers by operation of law and (b) that Buyer may assign any or all of its rights, interests and obligations hereunder (including its rights under ARTICLE 6) to (i) an Affiliate of Buyer, provided, that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein, (ii) any post-Closing purchaser of the Company or the Business or a substantial part of the assets relating to the Business, or (iii) any financial institution providing financing to a Buyer Group Party from time to time as collateral security for such financing, but no such assignment referred to in clause (i), (ii) or (iii) shall relieve Buyer of its obligations hereunder. Subject to the preceding sentence, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties hereto and their respective successors and assigns. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the Parties any legal or equitable right, remedy or claim under or with respect to any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 7.7.

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7.8 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. No Breach by one Party of any covenant or agreement contained in any Transaction Document shall serve as the basis for any non-performance or non-compliance by any other Party of any covenant or agreement of such other Party contained in any Transaction Document.

7.9 Governing Law. This Agreement and any claim, controversy or dispute arising under, in connection with or related to this Agreement, including claims of fraud, the relationship of the Parties, and/or the interpretation and enforcement of the rights and duties of the Parties, will be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

7.10 Arbitration. Except as otherwise set forth in Sections 1.3, 1.4, and 5.1(d), any claim or dispute arising out of, relating to or in connection with, the terms of this Agreement (including its validity or questions of arbitral jurisdiction) shall be submitted to confidential, mandatory, binding arbitration by a single neutral arbitrator through the American Arbitration Association (“AAA”). The AAA Commercial Arbitration Rules in effect at the time that the dispute is arbitrated will govern the procedure for the arbitration proceedings between the Parties. The arbitration shall take place in the Venue or by teleconference. The arbitrator in this matter shall not have the power to modify any of the provisions of this Agreement. The decision of the arbitrator shall be final and binding on the Parties, and judgment thereon may be entered in any court having jurisdiction. The arbitrator’s fee and all costs of services provided by the arbitrator and arbitration organization shall be advanced by and split equally between Buyer, on the one hand, and Sellers, on the other hand based on their Pro Rata Shares. However, all costs of the arbitration proceeding or related litigation, including attorneys’ fees and costs, shall be paid by the non-prevailing Party. Each Party hereby waives, to the extent permitted by Law, any right to a jury trial in respect of any dispute or claim arising out of, relating to or in connection with this Agreement.

7.11 Jurisdiction; Venue. The Parties agree that if arbitration is unavailable (other than with respect to a matter that this Agreement expressly provides is not to be settled by arbitration pursuant to Section 7.10) or if equitable relief is being sought outside of arbitration, then all actions or proceedings arising in connection with this Agreement shall be initiated and tried exclusively in the State and Federal courts located in Los Angeles, California. The aforementioned choice of venue is intended by the Parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 7.11. Each Party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in Los Angeles, California, shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each Party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 7.11 in the manner set forth in Section 7.2(a) for the giving of notice. Any final judgment rendered against a Party in any Action shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by Applicable Law.

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7.12 Attorneys’ Fees. If any Action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees (including in-house attorneys costs billed at reasonable rates) and other costs incurred in that Action, in addition to any other relief to which it may be entitled.

7.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

7.14 No Recourse. Notwithstanding anything to the contrary that may be expressed or implied in this Agreement or any of the other Transaction Documents, each Party acknowledges and agrees that no recourse under this Agreement or any of the other Transaction Documents (except with respect to the parties thereto and to the extent expressly provided for therein) shall be had against Buyer, any Affiliate of Buyer, or the Company, any of the former, current and future direct or indirect Representatives, financing sources, management companies, partners, members, equity holders, controlling or controlled persons, successors and assigns of Buyer, the Company or any of their respective Affiliates (each, a “Buyer Related Party”) or the equity holders of Buyer or the Company, any Affiliates of any such equity holders, or any the former, current and future direct or indirect Representatives, financing sources, management companies, partners, members, equity holders, controlling or controlled persons, successors or assigns of any of such equity holders or their respective Affiliates (each, an “Equityholder Related Party”), whether by the enforcement of any assessment or by any legal or equitable proceeding, or by or through theories of agency, control, instrumentality, alter ego, domination, single business enterprise, piercing the veil, undercapitalization, or any other attempt to avoid or disregard the entity form of any Person not a contracting party hereto or thereto, or by virtue of any Applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Buyer Related Party or Equityholder Related Party, as such, under this Agreement or any of the other Transaction Documents (except with respect to the parties thereto and to the extent expressly provided for therein) for any obligations of Buyer or the Company, as applicable, under this Agreement or any of the other Transaction Documents for any claim based on, in respect of or by reason of such obligation or their creation.

7.15 Execution of Agreement. This Agreement and each document to be executed and delivered pursuant to this Agreement may be executed and delivered in counterpart signature pages executed and delivered via email with scan attachment, or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (including DocuSign) and shall be as effective as delivery of a manually executed counterpart of this Agreement.

7.16 Release. Effective as of the Closing, each Seller hereby irrevocably releases and discharges the Company and their respective directors, officers and employees from any and all claims, demands and causes of action, whether known or unknown, liquidated or contingent, relating to, arising out of or in any way connected with the dealings of the Company and such Person from the beginning of time through the Closing Date. Each Seller acknowledges that the laws of many states provide substantially the following:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

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Each Seller acknowledges that such provisions are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Seller agrees that, effective as of the Closing Date, each Seller shall be deemed to waive any such provision. No Seller shall, nor permit any Affiliate thereof to, (i) institute a lawsuit or other legal proceeding based upon, arising out of, or relating to any of the released claims, (ii) participate, assist, or cooperate in any such proceeding or (iii) encourage, assist and/or solicit any third party to institute any such proceeding.

ARTICLE 8

DEFINITIONS AND USAGE

8.1 Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 8.1:

“Accounting Firm” means a certified public accounting firm.

“Accounts Receivable” means (a) all billed and unbilled trade accounts receivable and other rights to payment from customers of the Company and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Company, (b) all other accounts or notes receivable relating to the Company and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Action” means any action, arbitration, audit, hearing, investigation, claim, proceeding, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Affiliate” means, with respect to any specified Person, a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person.  For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting interests, as trustee or executor, by Contract or otherwise.

“Affiliated Group” means any affiliated group within the meaning of Section 1504 of the Code, any group of corporations filing a combined report for purposes of corporate franchise or corporate income Tax, and any similar group defined under a similar provision of state, local or foreign law.

“Applicable Law” means, with respect to any Person, each and any of the following that is applicable to such Person:  federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, regulation, statute or treaty, in each of the foregoing cases, as amended or as may be amended.

“Bankruptcy Exceptions” means bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws of general application affecting the rights and remedies of creditors and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

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“Books and Records” means the Company’s books, data, files and records, whether in print, electronic or other media.

“Breach” means any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

“Business Day” means any day other than (a) Saturday or Sunday or (b) any other day on which banks in Los Angeles, California are permitted or required to be closed.

“Buyer Group Party” means Buyer or any of its Affiliates.  For the avoidance of doubt, after the Closing, the Company will be an Affiliate of Buyer.

“Buyer Indemnified Persons” means Buyer and its Representatives, equity holders and Affiliates.

“Cash on Hand” means the aggregate cash balance of the Company as of the applicable time, including all cash, commercial paper, certificates of deposit and other bank deposits, treasury bills, and all other cash equivalents in its accounts, and Third Party checks deposited or held in the Company’s accounts that have not yet cleared; provided, however, that Cash on Hand shall be reduced by (i) the amount of all outstanding checks that are issued or outstanding at such time and (ii) customer deposits, restricted cash, deposits in escrow with Third Parties or cash securing letters of credit or other payment obligations.

“Closing Cash” means the aggregate amount of Cash on Hand as of the Effective Time.

“Closing Company Transaction Expenses” means the Company Transaction Expenses that remain unpaid as of immediately prior to the Closing (but inclusive of all amounts that will or may become due at or following the Closing wholly or partially by reason of the Contemplated Transactions).

“Closing Indebtedness” means all Indebtedness of the Company that remain outstanding as of immediately prior to the Closing (but inclusive of all prepayment premiums, penalties and similar contractual charges that will arise as a result of the discharge of such Indebtedness at Closing).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Transaction Expenses” means the aggregate amount of (a) all fees and expenses incurred by the Company in connection with the negotiation, preparation, execution and performance of this Agreement and the other Transaction Documents, and the Contemplated Transactions, including all legal, financial advisory, accounting, consulting and other fees and expenses, any broker’s or finder’s fees, and the fees for directors and officers “tail” insurance, (b) all amounts (plus any associated withholding Taxes or any Taxes required to be paid by the Company with respect thereto and plus any increase in workers’ compensation premiums as a result of such payments) payable by the Company, whether immediately or in the future, under any “change of control,” retention, termination, compensation, severance or other similar arrangements by reason of (either alone or in conjunction with any other event, such as termination or continuation of employment) the consummation of the Contemplated Transactions or any Transaction Document (including such amounts payable to any employee of the Company at the election of such employee pursuant to any such arrangements), and (c) any other fees, costs, expenses or payments resulting from the change of control of the Company or otherwise payable in connection with receipt of any consent or approval in connection with the Contemplated Transactions.

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“Competing Business” means any Person that acts in the role of an agency providing digital marketing services to others in the nature of paid social media, paid search, and/or ad optimization/ad management services.  The Parties agree that Peachy Labs LLC shall not be considered a Competing Business with respect to the services it provides as of the Closing Date; provided that such services are not expanded or otherwise modified to include, in whole or in part, digital marketing services to others in the nature of paid social media, paid search, and/or ad optimization/ad management services.

“Confidential Information” means any confidential or secret information that relates to the Company or the Business or to the business of any of the customers, suppliers or other business relationships of the Company or the Business.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated as of July 22, 2024, by and between the Company and an Affiliate of Buyer.

“Consent” means any approval, consent, ratification, waiver or other authorization.

“Contemplated Transactions” means all of the transactions contemplated by this Agreement and the other Transaction Documents.

“Contract” means any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied).

“Disclosure Schedule” means that certain document identified as the Disclosure Schedule and containing the Schedules referenced in ARTICLE 3, dated as of the date hereof, delivered by Sellers and the Company to Buyer in connection with this Agreement.

“Employee Benefit Plan” means each plan, program, policy, payroll practice, Contract or other arrangement providing for compensation, deferred compensation, retirement, profit sharing, savings, pension, bonus, incentive, severance, termination pay, performance awards, stock or stock related awards, phantom equity, health insurance, life insurance, disability, fringe benefits or other employee benefits of any kind, whether formal or informal, funded or unfunded, written or oral and whether or not legally binding, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, and each “multiemployer plan” within the meaning of Sections 3(37) or 4001(a)(3) of ERISA, that is sponsored, maintained or contributed to by the Company or ERISA Affiliate thereof or to which the Company or ERISA Affiliate thereof has any Liability, including any Liability arising from a relationship with an ERISA Affiliate.

“Employee Retention Tax Credit” means the application for refund in the amount of $362,194.96 applied for by the Company prior to the Closing Date for the 2020 and 2021 taxable years under Section 3134 of the Code, of which $135,865.66 has been paid and $226,329.30 remains outstanding.

“Encumbrance” means any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.  Notwithstanding the foregoing, the following shall not constitute an Encumbrance:  (a) encumbrances for Taxes not yet due and payable or for which there are adequate reserves on the books of the Person in question or being contested in good faith by appropriate proceedings described in the Disclosure Schedule; (b) workers’ or unemployment compensation liens arising in the Ordinary Course of Business; (c) mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising in the Ordinary Course of Business securing amounts that are not delinquent or past due; (d) purchase money security interests arising in the Ordinary Course of Business; and (e) zoning ordinances, easements and other restrictions of legal record affecting real property which would be revealed by a survey and would not, individually or in the aggregate, materially detract from/interfere with the value or usefulness of such real property to the Company.

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“ERISA” means the Employee Retirement Income Security Act of 1974.

“GAAP” means generally accepted accounting principles in the United States.

“Governing Documents” means with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization, certificate of formation, limited liability company agreement and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authority” means any foreign, domestic, federal, territorial, state or local governmental authority, quasi-governmental authority, multinational organization, court, tribunal, commission, board, bureau, agency or instrumentality, or any regulatory, administrative or other department, agency, or any political or other subdivision, department, branch, official of any of the foregoing.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money (including the unpaid principal amount, accrued interest, premiums, penalties, breakage costs, expenses and other fees, including such amounts that would become due as a result of prepayment or the consummation of the transactions contemplated in this Agreement) or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by (or which customarily would be evidenced by) bonds, debentures, notes or similar instruments, (c) the aggregate face amount of all outstanding letters of credit or similar instruments issued on behalf of such Person, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which is deferred beyond the date on which the purchase is actually consummated), including contingent amounts owing with respect to the acquisition of businesses or assets (e.g., earn-out payments), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under forward sales, futures, options, foreign currency exchange and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (i) all equipment financing and capital lease obligations of such Person under leases that have been or should be capitalized in accordance with GAAP, (j) all obligations of such Person arising under acceptance facilities, (k) all Liabilities of such Person pursuant to any phantom equity plan or Liabilities with respect stock appreciation or similar rights or arising from a Nonqualified Deferred Compensation Plan or other forms of deferred compensation arrangements, including without limitation, all amounts payable under the Khandrius Phantom Equity Agreement, (l) all accounts or trade payables and current liabilities of such Person, (m) any other Liabilities, contingent or otherwise, that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, (n) all “withdrawal liability” of such Person with respect to any “multiemployer plan” as such terms are defined under ERISA, (o) all Liabilities with respect to any Employee Benefit Plan, (p) all deferred compensation, (q) all workers’ compensation claims that have been or should be accrued for in accordance with GAAP, (r) any Liability in respect of accrued but unpaid bonuses and any employment Taxes payable by such Person with respect thereto, (s) all deposits and monies received in advance, (t) all unpaid non-operating expenses owed to any equity holder, director, officer or other Affiliate of such Person, (u) all obligations of such Person for unpaid Taxes, and (v) all guaranties, endorsements and other contingent obligations of such Person to assure a creditor against loss with respect to any obligation (whether of such Person or another Person) mentioned in the foregoing clauses (a) through (u).

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“Intellectual Property Assets” means all worldwide intellectual property owned, used, held for use, or licensed (as licensor or licensee) by the Company or any Affiliate thereof that are necessary to or useful in the operation of the Company or the conduct of the Business as presently operated or conducted or as presently proposed to be operated or conducted, including (a) all patents, patent applications, invention disclosures and inventions and discoveries, whether or not patentable and whether or not reduced to practice, improvements thereto, and other rights of invention; (b) brand marks, brand names, registered and unregistered trademarks, service marks, trade names, trade dress, logos, product names and slogans, including any common law rights, registrations and applications for the foregoing; (c) copyrightable works, website content, all registered and unregistered copyrights in both published works and unpublished works, other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith; (d) all rights in mask works; all know-how, trade secrets, confidential or proprietary information, customer lists, financial information, business information, technical information, data, process technology, plans, drawings and blue prints; (f) all Software; (g) all rights in internet web sites and internet domain names presently used by the Company; and (h) rights to exclude others from appropriating any of such Intellectual Property Assets, including the right to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

“Khandrius Payment” has the meaning as set forth on Schedule 2.2(a)(iii).

“Khandrius Phantom Equity Agreement” means that certain letter agreement re: Incentive Compensation Agreement, dated as of September 29, 2021, between the Company and David Khandrius regarding payment by the Company to David Khandrius of an amount equal to ten percent (10%) of the total net deal proceeds received by the Company’s members upon the occurrence of a Liquidity Event (as defined therein).

“Knowledge” means, when used with respect to the Company, the actual knowledge of Michael Lisovetsky, Troy Osinoff and/or David Khandrius after reasonable inquiry of those employees and other personnel of the Company who are primarily responsible for the matter in question.

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“Lease” means any lease of real property or other lease or rental agreement, or license, right to use or installment and conditional sale agreement to which the Company is a party and any other Contract pertaining to the leasing or use of any tangible personal property.

“Liability” means with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Listing Threshold” means $25,000.

“Losses” means any and all losses, Liabilities, claims, damages, expenses (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value. Notwithstanding the foregoing, Losses shall not include Losses based on punitive damages except to the extent punitive damages are payable to a Third Party in a Third Party Claim.

“Multiemployer Plan” means a “multiemployer plan” within the meaning of Section 3(37) and 4001(a)(3) of ERISA.

“Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

“Ordinary Course of Business” means, with respect to an action taken by a Person, that such action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.  No violation of law or contractual obligations shall be deemed in the Ordinary Course of Business.

“Permit” means any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“Person” means an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Authority.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Pre-Closing Taxes” means any of the following: (a) any and all Taxes for any Pre-Closing Tax Period of or relating to the Company (including, for the avoidance of doubt, all Taxes that relate to the portion of a Straddle Period ending on the Closing Date and including any “imputed underpayment” pursuant to Section 6225 of the Code); (b) any Taxes of or with respect to the Sellers;; (b) any and all Taxes of any member of an affiliated group of which the Company is or was a member, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar provision of state, local or non-U.S. applicable Tax Law, (d) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or otherwise, which Taxes relate to an event or transaction occurring on or before the Closing Date; (e) all Taxes arising in any period ending after the Closing Date attributable to the inclusion of any item of income or exclusion of any item of deduction solely resulting from any Breach of or inaccuracy in the representation made in Section 3.15(g); (f) Transfer Taxes; (g) employment, payroll or withholding Taxes with respect to any payments under or contemplated by this Agreement; and (h) costs and expenses associated with a Tax Contest controlled by Buyer or with preparing, filing, amending or defending any Tax Return of the Company for a Pre-Closing Tax Period (including, for the avoidance of doubt, any such costs and expenses associated with any Tax Return for a Straddle Period allocable to the portion of such Straddle Period ending on (and including) the Closing Date based on the relative number of days in such portion compared to the total number of days in the entire Straddle Period); in each case, other than the amount of Taxes taken into account in the calculation of Closing Indebtedness.

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“Pro Rata Share” means, with respect to each Seller, the percentage listed next to such Seller’s name on Schedule 1 hereto, the aggregate of which shall equal 100%.

“Purchase Price” means the aggregate consideration provided to Sellers under this Agreement, including the Closing Consideration and Earnout Payments, if any.

“Reference Date” means December 31, 2020.

“Related Person” means (a) a Seller; (b) any relative (by blood, marriage or otherwise) or domestic partner of a Seller; (c) any Affiliate of a Person described in the immediately foregoing clauses (a) or (b); (d) any current or former equity holder, officer, manager, director or employee of a Person described in the immediately foregoing clauses (a), (b) or (c); and (e) any Person in which any Person described in the immediately foregoing clauses (a), (b), (c) or (d) directly or indirectly has a material financial interest.

“Representative” means, with respect to a particular Person, any director, officer, partner, manager, employee, agent, consultant, advisor, accountant, financial advisor, financing source, investment banker, legal counsel or other representative of such Person.

“Restricted Party” means each Seller and the Affiliates of each Seller.

“Salt Election” means any election under applicable U.S. state or local income Tax Law made by or with respect to Company pursuant to which Company will incur or otherwise be liable for any U.S. state or local income Tax liability under applicable U.S. state or local income Tax Law that would have been borne (in whole or in part) by the direct or indirect equity owners of Company had no such election been made (e.g., any “Specified Income Tax Payment” as defined by IRS Notice 2020-75).

“Software” means all computer databases, computer software and subsequent versions thereof, including firmware, programs, modules, source code, object, executable or binary code, objects, comments, screens, user interfaces, libraries, drivers, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and all other items and documentation related thereto or associated therewith, and portions thereof, including but not limited to, computer programs, materials, tapes, know-how, processes and other written materials.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

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“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation).  The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Tax” means all income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, escheat, abandoned or unclaimed property, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed, assessed or collected by or under the authority of any Governmental Authority or payable pursuant to any Tax-sharing agreement or other agreement relating to the payment of any such tax, fee, assessment or charge, whether imposed directly, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, by Contract (other than commercial Contracts entered into in the ordinary course of business that do not primarily relate to Taxes), pursuant to Applicable Law or otherwise.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information (including any amended return or amendment, modification or supplement to any of the foregoing) filed with or submitted to, or permitted or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Applicable Law relating to any Tax.

“Third Party” means a Person that is not a party, or an Affiliate of a party, to this Agreement.

“Third Party Claim” means any claim against any Indemnified Person by a Third Party, whether or not involving an Action.

“Transaction Documents” means this Agreement and all other agreements and instruments executed and delivered by any Party in connection herewith.

8.2 Construction.

(a) Each Party acknowledges that it has consulted with, or has been afforded the opportunity to consult with, counsel of its own choosing in connection with the drafting, negotiation and execution of this Agreement and that it enters into this Agreement of its own free will and as its independent act. The language used in this Agreement has been chosen by the Parties to express their mutual intent, and no rule of construction shall be applied against or in favor of either Party, no Party shall be deemed the drafter of this Agreement, and the parties all waive any statute, principle or rule of law to the contrary.

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(b) When this Agreement states that the Company or a Seller has “made available,” “delivered” or “provided” (or terms of similar import) a particular document or other item, it shall mean that the Company or such Seller has made a true, accurate and complete copy of such document or item (together with all amendments, supplements or other modifications thereto or waivers thereof) available for viewing (and properly labeled, including both as to its location within the index to the electronic dataroom called “Juice Data Room” on Google Drive (the “Dataroom”) and the description of the file containing such document or information) in the Dataroom, as such materials were posted to the Dataroom at least three (3) Business Days prior to the date hereof and not removed on or prior to the date hereof.

(c) In this Agreement, unless a clear contrary intention appears:

(i) the singular number includes the plural number and vice versa and reference to any gender includes each other gender;

(ii) reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity;

(iii) the headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation;

(iv) all references to “Articles,” “Sections” and “Exhibits” refer to the corresponding Articles, Sections and Exhibits of this Agreement, unless otherwise stated;

(v) “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vi) reference to any agreement, document or instrument (including any Transaction Document) means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(vii) references to documents, instruments or agreements (including this Agreement) shall be deemed to refer as well to all addenda, exhibits, schedules, restatement, supplements or amendments thereto;

(viii) reference to any Applicable Law means such Applicable Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any Section or other provision of any Applicable Law means that provision of such Applicable Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such Section or other provision;

(ix) references to “day” or “days” mean calendar days;

(x) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding the word “including”;

(xi) where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner;

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(xii) “or” is used in the inclusive sense of “and/or”;

(xiii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(xiv) the measure of a period of one (1) month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date, provided, that if no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one (1) month following February 18 is March 18 and one (1) month following March 31 is May 1);

(xv) each statement made in the Disclosure Schedule shall be deemed a representation and warranty of Sellers hereunder;

(xvi) any approval or consent required to be given by Buyer in this Agreement shall be given or withheld by Buyer in its sole discretion;

(xvii) references to amounts of money expressed in dollars are references to United States dollars;

(xviii) references to “as of the Closing” and words of similar effect mean as of the Effective Time;

(xix) except as otherwise expressly set forth in this Agreement (including the Disclosure Schedule and the other Schedules attached hereto), all accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP;

(xx) any action required hereunder to be taken within a certain number of days shall, except as may otherwise be expressly provided herein, be taken within that number of days excluding the day on which the counting is initiated and including the final day of the period; and

(xxi) any action required hereunder to be taken within a certain number of Business Days shall, except as may otherwise be expressly provided herein, be taken within that number of Business Days excluding the Business Day on which the counting is initiated and including the final Business Day of the period.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement on the date first written above.

BUYER:	STORIA AGENCY, LLC

	By:	/s/ Claude Zdanow
	Name:	Claude Zdanow
	Title:	Authorized Signer

JUICE LABS LLC
COMPANY:
	By:	/s/ Michael Lisovetsky
	Name:	Michael Lisovetsky
	Title:	Managing Member

SELLERS:		/s/ Michael Lisovetsky
Michael Lisovetsky

/s/ Troy Osinoff
Troy Osinoff

[Signature Page to Securities Purchase Agreement]

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SCHEDULE 1

SELLERS

Name of Seller	Number and Type of Units	Pro Rata Share
Michael Lisovetsky	50,000 Class A Units	50%
Troy Osinoff	50,000 Class A Units	50%

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ANNEX A

Example Calculation of Net New Revenue

Illustrative Calculation

Closing Date: September 15, 2025

Measurement period: September 15, 2025 – September 14, 2026

Revenue	$1,500,000
Less: Pass through advertising expenses	($350,000)
Net New Revenue	$1,150,000
Price per share (10‑day VWAP)	$0.75

Earnout Amount

Component	Formula	Result
Earnout Amount	$1,150,000 × 10%	$115,000
Payable in:
50% Cash	$115,000 × 50%	$57,500
50% Stock	($115,000 × 50%) / $0.75	76,666 shares (rounded down)

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